Exhibit 10.1

EXECUTION VERSION

SHARE AND MEMBERSHIP INTEREST
PURCHASE AGREEMENT
by and among
TRU ENERGY SERVICES, LLC,
as Buyer,
THE SELLERS PARTY HERETO,
and
THE TRUSTEES AND BENEFICIARIES PARTY HERETO,

Dated as of August 31, 2012

INDEX OF EXHIBITS

Exhibit
A	Form of Escrow Agreement
B	Form of Lease Agreements
C	Form of Consulting Agreement
D	Company Release
E	NACoal Guarantee

INDEX OF SCHEDULES

Schedule
1.2(a)	Operating Leases
1.2(b)	LOI Payments
1.2(c)	Reclamation Performance Bonds
2.3(a)	Sample Earn-out Payment and Adjustment Calculation
2.4(a)	Closing Working Capital Calculation
2.4(a)(ii)	Calculation of Shot Rock Inventory Value
2.6	McWane and QCC Amounts
3.4	Intercompany Arrangements
4.1(c)	Capitalization; Managers, Directors and Officers
4.3	Notice to Alabama Surface Mining Commission
4.5(a)	Financial Statements
4.5(b)	Non-GAAP Financial Statements
4.6	Material Adverse Effects

v

Schedule
4.7	Contracts
4.8(a)	Noncompliance with Laws
4.8(b)	Permits
4.9	Intellectual Property Rights
4.1	Litigation
4.11	Tax Exceptions
4.12	Mining and Environmental Exceptions
4.12(h)	Former Reed Locations
4.13(a)	Insurance
4.13(b)	Self-Insurance; Risk-Sharing Arrangements
4.13(c)	Reclamation Bonds
4.13(d)	Insurance Exceptions
4.14(a)	Owned Real Property
4.14(b)(i)	Leased Real Property
4.14(b)(ii)	Right of Access Real Property
4.14(b)(iii)	Former Mines
4.14(c)	Leased Real Property Exceptions
4.15(a)	Mines
4.17	Liabilities
4.18	Material Customers
4.19	Related Party Transactions
4.20(a)	Labor Matters
4.20(b)	Bonus Plans
4.20(d)	Employment Law
4.21(a)	Employee Plans
4.21(b)	Employment Plans – Compliance with Law
4.21(d)	Payments to Employees
4.21(l)	Other Employee Plans
4.21(q)	Independent Contractors
4.23	Broker’s, Finder’s and Insider Fees
4.24(a)	MSHA and OSHA Compliance
4.24(c)	MSHA and OSHA Assessments and Fines
4.24(d)	MSHA and OSHA Reports and Orders
4.25	Accounts Receivable
4.27	Bank Accounts
4.28	Quality
5.5	Broker’s, Finder’s and Insider Fees
6.1	Interim Operations Exceptions
6.7(b)	Certain Employees
6.8(g)	Allocation Schedule
6.13	Personal Guaranties
7.2(e)	Consents
8.1	Employee Benefit Matters

SHARE AND MEMBERSHIP INTEREST PURCHASE AGREEMENT
THIS SHARE AND MEMBERSHIP INTEREST PURCHASE AGREEMENT, dated as of this 31st day of August, 2012, is by and among TRU Energy Services, LLC, a Nevada limited liability company (“Buyer”), the shareholders and members of the Companies listed on the signature pages hereof (collectively, the “Sellers”), and the individual trustees and beneficiaries of the Trust, in such capacities (each, a “Beneficiary”).
RECITALS
WHEREAS, Mr. Robert J. Reed (“Mr. Reed”) and the B&R Family Trust (the “Trust”) collectively own all of the outstanding shares (the “Minerals Shares”) of Reed Minerals, Inc., an Alabama corporation (“Reed Minerals”);
WHEREAS, Mr. Reed owns all of the outstanding shares (the “Hauling Shares”) of Reed Hauling, Inc., an Alabama corporation (“Reed Hauling”);
WHEREAS, Mr. Reed and the Trust collectively own all of the outstanding shares (the “C&H Shares”) of C&H Mining Company, Inc., an Alabama corporation (“C&H Mining”);
WHEREAS, Mr. Reed owns all of the membership interest units (the “Management Shares” and together with the Minerals Shares, the Hauling Shares and the C&H Shares, the “Shares”) of Reed Management, L.L.C., an Alabama limited liability company (“Reed Management” and together with Reed Minerals, Reed Hauling and C&H Mining, each a “Company” and collectively the “Companies”);
WHEREAS, Robbin Reed Allen and James R. Reed (“BRJ” and together with Robin Reed Allen, the “Beneficiaries”) are beneficiaries of the Trust and will indirectly receive, pursuant to this Agreement and the Trust documents, the benefit of the consideration contemplated by this Agreement to be paid to the Trust; and
WHEREAS, the Sellers desire to sell to Buyer and Buyer desires to purchase from the Sellers all of the Shares, including the goodwill of the Companies, on the terms and subject to the conditions set forth in this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained and intending to be legally bound, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1        Terms Generally. The words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole (including any Schedules hereto) and not merely to the specific section, paragraph or clause in which such word appears, unless the context shall otherwise clearly require. All references herein to Articles, Sections, Exhibits and

Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise clearly require. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The definitions given for terms in this Article I and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Except as otherwise expressly provided herein, all references to “dollars” or “$” shall be deemed references to the lawful money of the United States of America. Unless the context otherwise requires, any reference to any federal, state, local or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not simply mean “if.”
Section 1.2        Certain Terms. Whenever used in this Agreement (including in the Schedules), the following terms shall have the respective meanings given to them below or in the Sections indicated below:
“Accounting Firm” has the meaning set forth in Section 2.3(c).
“Accounts Receivable” has the meaning set forth in Section 4.25.
“Action” means any action, claim, demand, litigation, cause of action, suit, proceeding, citation, summons, subpoena, hearing, complaint or investigation of any nature, civil, criminal, regulatory or otherwise, at law or in equity, by or before any Governmental Authority.
“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; and “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.
“Agreement” means this Share and Membership Interest Purchase Agreement (including the Exhibits and Schedules hereto), as amended, modified or supplemented from time to time.
“Allocation” has the meaning set forth in Section 2.5.
“Allocation Schedule” has the meaning set forth in Section 6.8(g).
“Ancillary Agreements” means the Escrow Agreement, the Consulting Agreement, the Lease Amendments, the Company Releases and the NACoal Guarantee.
“Average Sale Price” means the average sale price of coal F.O.B. Mine, including all settlement payments, premiums, discounts and penalties.
“Balance Sheet Date” has the meaning set forth in Section 4.5(a).

“Basket” has the meaning set forth in Section 9.3(a).
“Beneficiary” has the meaning set forth in the recitals to this Agreement.
“Bona Fide Purchaser” means a non-related and unaffiliated third-party independent purchaser who pays valuable consideration in good faith in an arms’-length transaction. Bona Fide Purchaser specifically excludes any Affiliate of Buyer. Bona Fide Purchaser specifically includes the Cooperative.
“BRJ” has the meaning set forth in the recitals to this Agreement.
“Business Confidential Information” has the meaning set forth in Section 6.7(c).
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Birmingham, Alabama are authorized or required by Law to close.
“Buyer” has the meaning set forth in the preamble to this Agreement.
“Buyer Indemnified Party” has the meaning set forth in Section 9.1(a).
“Buyer Released Parties” has the meaning set forth in Section 6.9(a).
“Buyer Returns” has the meaning set forth in Section 6.8(b).
“Buyer’s Plans” has the meaning set forth in Section 8.2.
“C&H Mining” has the meaning set forth in the recitals to this Agreement.
“C&H Shares” has the meaning set forth in the recitals to this Agreement.
“Cap Amount” has the meaning set forth in Section 9.3(b).
“Certified Indebtedness” has the meaning set forth in Section 3.2(e).
“Claims Notice” has the meaning set forth in Section 9.2(b).
“Closing” has the meaning set forth in Section 3.1.
“Closing Date” has the meaning set forth in Section 3.1.
“Closing Working Capital” has the meaning set forth in Section 2.4(a).
“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral Trust Agreements” means, collectively, the Collateral Trust Agreement between C&H Mining and Bond Safeguard Insurance Company, and the Collateral Trust Agreement between Reed Minerals and Bond Safeguard Insurance Company, each dated October 26, 2011.
“Company” or “Companies” has the meaning set forth in the recitals to this Agreement.

“Company Employees” has the meaning set forth in Section 8.1.
“Company Indemnified Parties” has the meaning set forth in Section 6.12.
“Company Marks” has the meaning set forth in Section 6.11.
“Company Permits” has the meaning set forth in Section 4.8(b).
“Company Related Persons” has the meaning set forth in Section 6.9(f).
“Company Related Person Claims” has the meaning set forth in Section 6.9(f).
“Company Release” means the releases by each of Buyer and the Companies on behalf of the Company Related Persons, each in substantially the form attached hereto as Exhibit D.
“Compiled Financial Statements” has the meaning set forth in Section 4.5(a).
“Consent” means a consent, approval, authorization, waiver, notification, permit, license, certificate, exemption, order, registration, declaration, filing or notice of, with or to any Person.
“Consultant” means each of BRJ, Robbin Reed Allen, and Anthony Allen.
“Consulting Agreement” means the consulting agreement to be entered into at the Closing between Reed Energy, LLC and Reed Management, Buyer or an Affiliate thereof, in the form attached hereto as Exhibit C.
“Contract” means any note, deed, lease (whether real or personal property), loan agreement, indenture, letter of credit (including any related letter of credit application and reimbursement obligation), mortgage, security agreement, license, franchise, power of attorney, open purchase order, guarantee, acquisition or divestiture agreement, employment, consulting, severance, agency, bonus, compensation or similar agreement, non-competition agreement, finder’s contract, secrecy, confidentiality, non-disclosure or similar agreement, and any other agreement, contract, and legally binding commitment, whether written or oral.
“Controlled Group” means any trade or business (whether or not incorporated) (i) under common control within the meaning of Section 4001(b)(1) of ERISA with any Company or (ii) which together with any Company is treated as a single employer under Section 414(t) of the Code.
“Cooperative” means the Alabama Coal Cooperative, an Alabama corporation.
“Cooperative Straddle Period” means all quarterly or annual periods that begin on or before, and end after, the Closing Date.
“Current Businesses” has the meaning set forth in Section 6.7(a).
“Current Reserves” has the meaning set forth in Section 2.3(a)(i).

“CPI-U Index” means the index entitled Consumer Price Index – All Urban Consumers (CPI-U), Series ID CUUR00005A0, All Items (1982-1984 = 100), as published from time to time by the United States Bureau of Labor Statistics.
“Dilworth Lease” has the meaning set forth in Section 9.1(a)(v).
“Direct Claim” has the meaning set forth in Section 9.2(a).
“Drilling Data” has the meaning set forth in Section 4.15(d).
“Earn-out Base” means $100.00 per Ton, F.O.B. mine, as adjusted pursuant to Section 2.3(a)(ii).
“Earn-out Interest” has the meaning set forth in Section 9.5.
“Earn-out Payment Period” has the meaning set forth in Section 2.3(a).
“Employee Plans” has the meaning set forth in Section 4.21(a).
“Environment” or “Environmental” means soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata, ambient air, indoor air or indoor air quality, including any material or substance used in the physical structure of any building or improvement and any environmental medium.
“Environmental Claim” means any Action by any Person alleging Liability (including Liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, fines or penalties) for any Environmental Losses.
“Environmental Condition” means any Release of any Hazardous Materials or any violation of Environmental Law in connection with: (i) the Leased Real Property and any Hazardous Materials migrating thereto or therefrom; (ii) any real property formerly owned, leased or operated by any Company, its Affiliates or any of their respective predecessors; or (iii) any other real property at which any Hazardous Materials generated by the operations of any Company, its Affiliates or any of their respective predecessors prior to the Closing have been generated, treated, stored, recycled, disposed of or have otherwise come to be located.
“Environmental Law” means all present Law relating to remediation, restoration or protection of the Environment or human health (as relating to actual or potential exposure to Hazardous Materials), including such Laws relating to storage, treatment, management, generation, transportation, use or disposal of Hazardous Materials.
“Environmental Losses” means Losses arising from a Release of Hazardous Materials or noncompliance with or Liability under any Environmental Laws.
“Environmental or Mining Permit” means any permit, license, approval, consent or other authorization by or from a Governmental Authority required for coal mining or Reclamation or otherwise required under Environmental Law or Mining Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Escrow Agent” has the meaning set forth in Section 9.5.
“Escrow Agreement” has the meaning set forth in Section 9.5.
“Escrow Amounts” means the General Escrow Amount and the Tax Escrow Amount.
“Financial Statements” has the meaning set forth in Section 4.5(a).
“First National Cash Account” means the account(s) in which the First National Cash Amount is held.
“First National Cash Amount” means the amount in cash held by First National Trust Company as collateral for surety bonds posted by Bond Safeguard Insurance Company in connection with the Collateral Trust Agreements.
“Former Coal Mines” has the meaning set forth in Section 4.14(b)(iii).
“Fundamental Representations” means those representations and warranties contained in Sections 4.1 (Organization, Power and Authority), 4.2 (Validity of Agreements), 4.3 (No Conflicts), 4.11 (Taxes) and 4.23 (No Brokers).
“GAAP” means United States generally accepted accounting principles as applied on a consistent basis.
“General Enforceability Exceptions” has the meaning set forth in Section 4.2.
“General Escrow Account” means an account, set up pursuant to the Escrow Agreement, where the General Escrow Amount is held for disbursement by the Escrow Agent.
“General Escrow Amount” has the meaning set forth in Section 9.5(a).
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, or any government authority, agency, department, board, commission or instrumentality of any such nation, government, state or political subdivision thereof exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, or any federal, state, local or foreign court of competent jurisdiction.
“Hauling Shares” has the meaning set forth in the recitals to this Agreement.
“Hazardous Materials” means any substance or preparation defined as a “hazardous substance,” “toxic substance,” “hazardous waste” or any other term of similar import under any Environmental Law or any other materials that are regulated or give rise to Liability under Environmental Law, including petroleum (including crude oil or any fraction thereof), asbestos and asbestos-containing materials, radiation and radioactive materials, polychlorinated biphenyls, and acid mine drainage.

“Indebtedness” of any Person means, without duplication: (i) all obligations of such Person (A) for the principal of, interest on, and premium and breakage costs in respect of, money borrowed (whether or not borrowed from an Affiliate of such Person), or (B) evidenced by notes, debentures, bonds (other than the Reclamation Performance Bonds) or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price for property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement, including all obligations of such Person for the payment of money relating to leases that are required to be classified as capitalized lease obligations in accordance with GAAP but specifically excluding any obligation of such Person with respect to leases for equipment or other property as identified on Schedule 1.2(a); (iii) all obligations of such Person for the reimbursement of any obligor on any letter of credit (other than the letter of credit in connection with the RGGS Lease Agreement), banker’s acceptance or similar credit transaction; (iv) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (v) all obligations of the type referred to in clauses (i) through (iv) of other Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (vi) all obligations of the type referred to in clauses (i) through (iv) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).
“Indemnified Party” has the meaning set forth in Section 9.2(a).
“Indemnifying Party” has the meaning set forth in Section 9.2(a).
“Independent Expert” has the meaning set forth in Section 2.3(a)(iii).
“Intellectual Property Rights” has the meaning set forth in Section 4.9.
“Interest” has the meaning set forth in Section 2.4(c).
“Interim Financial Statements” has the meaning set forth in Section 4.5(a).
“Inventory” means all raw materials, work-in-process, supplies, parts, spare parts, replacement and component parts, and other inventories of any Company (including in transit, on consignment or in the possession of any third party).
“IRS” means the Internal Revenue Service or any successor agency, together with any division, office or representative thereof.
“Law” means any applicable law (including principles of the common law), act, statute, code, ordinance, rule, regulation or other requirement of any Governmental Authority.
“Lease” has the meaning set forth in Section 4.14(b)(i).
“Lease Agreements” means the lease agreements between the applicable Companies and Reed Energy, LLC, in the forms attached hereto as Exhibit B-1 and Exhibit B-2.

“Lease Amendments” means the following, each in a form acceptable to Buyer: (a) Master Coal Mining Agreement Second Amendment, amending the McWane Agreement; (b) Memorandum of Master Coal Mining Agreement covering the McWane Agreement; (c) Second Amendment to Coal Mining Lease, dated September 12, 2008, between Reed Minerals and McWane, Inc. in the Burton Bend mine; (d) Second Amendment to Coal Mining Lease, dated November 21, 2007, between Reed Minerals and McWane, Inc. in the Town Creek mine; (e) Third Amendment to Coal Mining Lease, dated August 29, 2003, between C&H Mining and Palos, L.L.C. in the Lindbergh mine (the “Lindbergh Lease”); (f) Memorandum of Coal Mining Lease covering the Lindbergh Lease; (g) Third Amendment of Coal Mining Lease, dated July 15, 2002, between Palos, L.L.C. and Best Coal, Inc. in the Fishtrap mine (the “Fishtrap Lease”); (h) Acknowledgment of Transfer/Assignment of Mining Lease covering the Fishtrap Lease; (i) Second Amendment to Mining Contract, dated November 3, 2010, between C&H Mining and WB Mining, LLC in the Fishtrap mine (the “Mining Contract”); (j) Memorandum of Coal Mining Lease covering the Fishtrap Lease and the Mining Contract; (k) Consent of United States Steel Corporation delivered under the U.S. Steel Lease Agreement; (l) Memorandum of Lease covering the U.S. Steel Lease Agreement; (m) Consent of RGGS Land & Minerals Ltd., L.P. delivered under the RGGS Lease Agreement; and (n) Memorandum of Lease covering the RGGS Lease Agreement.
“Leased Real Property” has the meaning set forth in Section 4.14(b)(i).
“Letter of Intent” means the Letter of Intent between Buyer and the Companies, dated May 2, 2012.
“Liability” or “Liabilities” means any and all liabilities and obligations of every kind and description whatsoever, whether such liabilities or obligations are known or unknown, disclosed or undisclosed, matured or unmatured, accrued, absolute, contingent or otherwise.
“Lien” means any lien, charge, mortgage, pledge, deed of trust, security interest, title defect, title retention agreement, occupancy agreement, easement, encroachment or other encumbrance.
“Litigation Conditions” has the meaning set forth in Section 9.2(b).
“LOI Payments” means (i) any payments made by Buyer or its Affiliates pursuant to Section 14 of the Letter of Intent, as set forth on Schedule 1.2(b), plus (ii) $50,000.
“Loss” has the meaning set forth in Section 9.1(a).
“Management Shares ” has the meaning set forth in the recitals to this Agreement.
“Marks” has the meaning set forth in Section 6.11.
“Material Adverse Effect” means a material adverse effect on the business, results of operations, financial condition or assets of the Companies, taken as a whole, or on the ability of any Seller to consummate the transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not include (a) any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to any changes, conditions or effects: (i) that generally affect the mining industry in which any of the Companies operate (but only to the extent such conditions do not disproportionately affect the Companies); (ii) in the United States economy in general or in the general economy in the geographic area in which the Companies operate or developments or changes therein; (iii) caused by acts of terrorism or war (whether or not declared) or other national or international political or social conditions; (iv) caused by a change in Law; (v) in financial, banking or securities markets; or (b) any adverse change in or effect on the business of the Companies that is cured by Shareholders before the earlier of (x) the Closing Date and (y) the date on which this Agreement is terminated pursuant to Article X hereof.
“Material Customers” has the meaning set forth in Section 4.18.
“Maximum Shareholder Amount” means $6,000,000 less amounts released by the Escrow Agent from the General Escrow Account pursuant to the terms of the Escrow Agreement to or for the benefit of Buyer Indemnified Parties to satisfy indemnification claims pursuant to Article IX; provided, that Losses relating to Sections 9.1(a)(ii) through 9.1(a)(vii) and Losses due to the failure to be true and correct of any of the Fundamental Representations do not count towards the Maximum Shareholder Amount.
“McWane Agreement” means the Master Coal Mining Agreement between Empire Coke Company and McWane Coal Sales, a division of McWane, Inc., and Reed Minerals, dated November 21, 2007, as amended.
“McWane Escrow Amount” means the amount of money held in the “Reclamation Bond Escrow Account” pursuant to the McWane Agreement.
“Mine” has the meaning set forth in Section 4.15(a).
“Minerals Shares” has the meaning set forth in the recitals to this Agreement.
“Mining” has the meaning set forth in the definition of “Mining Law.”
“Mining Law” means all present Laws relating to the exploration, extraction, processing, storage and transportation of coal and non-coal minerals and to the Reclamation of lands used for such activities (collectively referred to as “Mining”).
“Monthly Earn-out Amount” has the meaning set forth in Section 2.3(a)(i).
“Most Recent Fiscal Year-end” means, (a) with respect to C&H Mining, September 30, 2011 and (b) with respect to each Company other than C&H Mining, December 31, 2011.
“Mr. Reed” has the meaning set forth in the recitals to this Agreement.
“MSHA” means the Federal Mine Safety and Health Act, as amended.
“NACoal” means The North American Coal Corporation, a Delaware corporation.
“NACoal Guarantee” means the guarantee agreement in substantially the form attached hereto as Exhibit C.

“Noncompete Period” means the period equal to five (5) years following the Closing.
“Order” means any order, judgment, injunction, award, decree, ruling, charge or writ of any Governmental Authority.
“Ordinary Course of Business” means the ordinary course of business consistent with the applicable Company’s past custom and practice (including with respect to quantity and frequency).
“Organizational Documents” means, as to any Person, its articles or certificate of incorporation or certificate of formation and its bylaws or operating agreement or limited liability company agreement or any equivalent documents under the Law of such Person’s jurisdiction of incorporation or organization.
“OSHA” means the Occupational Safety and Health Act.
“Panel” has the meaning set forth in Section 2.3(a)(iii).
“Permit” means any license, permit, registration, permanent certificate of occupancy, concession, grant, franchise, filing, Consent, qualification or similar document or authority issued or granted by any Governmental Authority, including Environmental or Mining Permits.
“Permitted Liens” means: (a) Liens for Taxes not yet due and payable or, if due and payable, being diligently contested in good faith by appropriate legal proceedings and for which appropriate reserves according to GAAP are reflected on the balance sheets contained in the Financial Statements; (b) mechanic’s, materialman’s, repairer’s and other similar Liens arising or incurred in the Ordinary Course of Business that are not yet due and payable or, if due and payable, are being contested in good faith by appropriate procedures; (c) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business; and (d) in the case of Leased Real Property or subleased properties and assets, easements, rights of way, zoning ordinances and other similar encumbrances affecting Leased Real Property or subleased properties and assets which are not, individually or in the aggregate, material to the business of the Companies and Liens on the lessors’ or prior lessors’ interests.
“Person” means any individual, sole proprietorship, partnership, limited partnership, corporation, limited liability company, unincorporated society, association, trust, joint venture, cooperative association, Governmental Authority or other legal entity.
“Personal Guaranties” has the meaning set forth in Section 6.13.
“Post-Closing Straddle Period” has the meaning set forth in Section 6.8(a).
“Pre-Closing Straddle Period” has the meaning set forth in Section 6.8(a).
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.
“Privilege Period” has the meaning set forth in Section 6.8(a).
“Purchase Price” has the meaning set forth in Section 2.2(a).

“QCC Agreement” has the meaning set forth in Section 2.6.
“Quarterly Earn-out Payment” has the meaning set forth in Section 2.3(a).
“Quarterly Earn-out Settlement Date” has the meaning set forth in Section 2.3(b).
“Quarterly Earn-out Statement” has the meaning set forth in Section 2.3(b).
“Reclamation” means reclamation, revegetation, recontouring, abatement, control or prevention of adverse effects of Mining activities.
“Reclamation Performance Bonds” means all reclamation performance bonds as to which any Company is a principal, each of which is listed on Schedule 1.2(c).
“Reed Hauling” has the meaning set forth in the recitals to this Agreement.
“Reed Management” has the meaning set forth in the recitals to this Agreement.
“Reed Minerals” has the meaning set forth in the recitals to this Agreement.
“Reed No. 5 Mine” means the area near Cordova, Alabama for which Reed Minerals has a mine permit application pending and a surface lease agreement in effect with Reed Energy, LLC, and which is also referred to as “Dovertown Mine.”
“Reed Ownership Period” means, with respect to (a) Reed Hauling, the period beginning on November 22, 2005 and ending on the Closing Date, (b) Reed Management, the period beginning on March 16, 2009 and ending on the Closing Date, (c) C&H Mining, the period beginning on September 4, 2003 and ending on the Closing Date and (d) Reed Minerals, the period beginning on October 1, 2002 and ending on the Closing Date.
“Reimbursable Fees” means $62,632, which are the actual costs incurred by the Companies to drill the fourteen (14) drill holes, and to perform quality analysis on the resulting drill cores, requested by Buyer or NACoal in connection with the transactions contemplated by this Agreement.
“Related Persons” has the meaning set forth in Section 4.19.
“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping into the Environment (including the abandonment or discarding of barrels, containers and other receptacles containing any Hazardous Materials), and any condition that results in the exposure of a Person or property or other medium to a Hazardous Material.
“Restricted Territory” means: the geographic area within the State of Alabama.
“Review Period” has the meaning set forth in Section 2.3(c).
“RGGS Lease Agreement” means the Coal Mining Lease between RGGS Land & Minerals Ltd., L.P. and C&H Mining, dated May 3, 2012.

“Right of Access Leases” has the meaning set forth in Section 4.12(b).
“Right of Access Real Property” has the meaning set forth in Section 4.12(b).
“Section 338(h)(10) Election” has the meaning set forth in Section 6.8(g).
“Seller Indemnified Party” has the meaning set forth in Section 9.1(b).
“Seller Related Person Claims” has the meaning set forth in Section 6.9(a).
“Seller Related Persons” has the meaning set forth in Section 6.9(a).
“Seller Released Parties” has the meaning set forth in Section 6.9(f).
“Seller Returns” has the meaning set forth in Section 6.8(c).
“Sellers” has the meaning set forth in the preamble to this Agreement.
“Selling Expenses” means all (a) unpaid costs, fees and expenses of outside professionals incurred by any Company or which any Company has agreed to pay relating to the process of selling the Companies, whether incurred in connection with this Agreement, any Ancillary Agreement or otherwise, including all legal fees, accounting, Tax, investment banking fees and expenses, but, for the avoidance of doubt, excluding Buyer’s payment of any fee to Cornerstone Minerals, LLC in connection with the consummation of the transactions contemplated hereby and excluding the Reimbursable Fees, (b) bonuses payable to employees, agents and consultants of and to any Company as a result of the transactions contemplated by this Agreement and unpaid by such Company as of the Closing Date (including the employer portion of any payroll, Social Security, unemployment or similar Taxes), and (c) severance obligations owed by any Company to employees, agents and consultants of and to the Companies triggered prior to or as a result of the transactions contemplated by this Agreement (including the employer portion of any payroll, Social Security, unemployment or similar Taxes).
“Settlement Payment” means a payment from the Cooperative to any of the Companies in the Ordinary Course of Business for any settlement amount attributable to deliveries prior to the Closing Date, including, without limitation, any quarterly settlement payment, sulfur adjustment payment or patron dividend; provided, that such payment is not treated as an Account Receivable for purposes of the Working Capital.
“Shareholders” means, collectively, the Sellers and the Beneficiaries.
“Shareholders’ Knowledge” means, with respect to periods during the Reed Ownership Period, the actual knowledge after reasonable inquiry of the Shareholders and Anthony Allen, where “reasonable inquiry” is defined as reasonable discussions about the relevant subject matter with senior level employees and officers of each of the Companies who have responsibility or oversight for such subject matter, and, with respect to periods prior to the Reed Ownership Period, the actual knowledge of the Shareholders and Anthony Allen.
“Shareholders’ Pro Rata Share” has the meaning set forth in Section 2.7(c).

“Shareholders’ Representative” means Robbin Reed Allen.
“Shares” has the meaning set forth in the recitals to this Agreement.
“SMCRA” has the meaning set forth in Section 4.12(m).
“Statement” has the meaning set forth in Section 2.4(a).
“Straddle Period” means all Tax periods that begin on or before, and end after, the Closing Date.
“Subsidiary” of any Person means any other Person of which at least a majority of the outstanding shares or other equity interests having ordinary voting power for the election of directors or comparable managers of such other Person are at the time owned, directly or indirectly, by such first Person, by one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.
“Target Working Capital” means $(600,000).
“Tax” means (a) any foreign, United States federal, state or local net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, including any liability under any state abandonment or unclaimed property, escheat or similar Law, together with any interest, penalty, addition to tax or additional amount imposed by any Law or Taxing Authority, whether disputed or not, (b) any liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the liability of any other Person, (c) any liability for the payment of any amounts as a result of being a party to any tax sharing or allocation agreements or arrangements (whether or not written) or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person, and (d) any liability for the payment of any of the foregoing types as a successor, transferee or otherwise.
“Tax Escrow Account” means an account, set up pursuant to the Escrow Agreement, where the Tax Escrow Amount is held for disbursement by the Escrow Agent.
“Tax Escrow Amount” has the meaning set forth in Section 9.5(a).
“Taxing Authority” means any Governmental Authority responsible for the collection, administration or the imposition of any Tax.
“Tax Matter” has the meaning set forth in Section 6.8(f).
“Tax Return” means all Tax returns, statements, reports, elections, schedules, claims for refund and forms (including estimated Tax or information returns and reports), including any supplement or attachment thereto and any amendment thereof.

“Termination Date” has the meaning set forth in Section 10.1(b).
“Third Party Claim” has the meaning set forth in Section 9.2(b).
“Ton” means two thousand (2,000) pounds.
“Transfer Taxes” has the meaning set forth in Section 6.8(d).
“Trust” has the meaning set forth in the recitals to this Agreement.
“Unresolved Claims” has the meaning set forth in Section 9.5.
“U.S. Steel Lease Agreement” means the Surface Mining Coal Lease by and between United States Steel Corporation and C&H Mining, dated May 10, 2012.
“Voluntary Benefits” means insured benefits for which each Company paid no portion of the premium immediately prior to the Closing and for which each Company only offered pre-tax payment of premiums.
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.
“Working Capital” means the current assets of the Companies on a consolidated basis, minus the current liabilities of the Companies on a consolidated basis, in each case, as calculated in accordance with the requirements of Section 2.4(a).
ARTICLE II
SALE AND PURCHASE OF SHARES
Section 2.1        Sale and Purchase. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall purchase from each Seller, and each Seller shall sell, transfer, assign, convey and deliver to Buyer, all of such Seller’s Shares, free and clear of any Liens or similar restrictions or limitations, including any restriction on the right to vote, sell or otherwise dispose of the Shares, other than restrictions under applicable securities laws.
Section 2.2    Purchase Price.
(a)    Subject to adjustment as provided in Section 2.4, in consideration for the transfer of the Shares, (i) Buyer shall pay or cause to be paid, at the Closing, for the benefit of the Sellers (and, indirectly by virtue of payment to the Trust, the Beneficiaries), an amount equal to $62,500,000 (the “Purchase Price”), payable as provided in clauses (b) and (c) below, and (ii) Buyer shall make the contingent earn-out payments, if any, contemplated by Section 2.3.
(b)    Buyer shall deposit at Closing (i) the General Escrow Amount into the General Escrow Account pursuant to the terms of the Escrow Agreement, and (ii) the Tax Escrow Amount into the Tax Escrow Account pursuant to the terms of the Escrow Agreement.
(c)    Buyer shall pay the Purchase Price less the Escrow Amounts at the Closing as follows:

(i)    Buyer shall pay or cause to be paid to the Persons entitled thereto all of the Certified Indebtedness;
(ii)    the Selling Expenses shall be paid to the Persons entitled thereto, to the extent previously unpaid; and
(iii)    a net amount equal to the Purchase Price plus an amount equal to the McWane Escrow Amount plus an amount equal to the Reimbursable Fees, minus the LOI Payments minus the aggregate of the amounts referred to in clauses (i) and (ii) of this Section 2.2(c) and in Section 2.2(b) shall be paid by bank wire transfer of immediately available funds to an account designated to Buyer in writing by the Shareholders’ Representative (on behalf of the Sellers), such designation to be made at least two (2) Business Days prior to the Closing Date.
In no event will Buyer, the Companies or any of their respective Affiliates have any responsibility or liability for the allocation of any such payment among the Sellers or the Beneficiaries by the Shareholders’ Representative or trustees of the Trust, as applicable, or the distribution of any such payment by the Shareholders’ Representative or the trustees of the Trust to the Sellers or the Beneficiaries, as applicable.
Section 2.3    Earn-out.
(a)    As additional consideration for the Shares, on a quarterly basis beginning with the third calendar quarter of 2012 (each calendar quarter, an “Earn-out Payment Period”), Buyer (or, at the direction of Buyer, the Companies) shall pay to the Shareholders’ Representative an amount (each, a “Quarterly Earn-out Payment”), if any, equal to the sum of the Monthly Earn-out Amounts for each of the three months during the applicable Earn-out Payment Period, at the time specified in Section 2.3(b) and as adjusted in accordance with this Section 2.3(a). A sample calculation of the Quarterly Earn-out Payment is set forth on Schedule 2.3(a), including a sample calculation of the adjustments contemplated by Section 2.3(a)(ii) below. Any payments made pursuant to this Section 2.3 shall be treated as adjustments to the Purchase Price.
(i)    The “Monthly Earn-out Amount” shall be equal to (A) 20% of the amount, if any, by which the Average Sale Price during the applicable calendar month exceeds the Earn-out Base, multiplied by (B) the number of Tons of coal mined after the Closing Date and sold during the applicable calendar month from the reserves owned, leased or controlled by the Companies at the Closing, including the reserves currently leased under the RGGS Lease Agreement and the U.S. Steel Lease Agreement (collectively, the “Current Reserves”); provided, however, that in no event will any Quarterly Earn-out Payment be due for any amount of such coal sold after the Closing that exceeds 15,000,000 Tons of coal mined and sold after the Closing, regardless of the sale price; provided further, however, that any such coal mined and sold at a per Ton sale price less than the minimum per Ton net proceeds received by C&H Mining or Reed Minerals from the Cooperative during such month will be excluded from the calculation of the Monthly Earn-out Amount and from the calculation of Average Sale Price. For the avoidance of doubt, (i) no further Monthly Earn-out Amounts will be paid once 15,000,000 Tons of coal have been mined and sold from the Current Reserves after the Closing, regardless of sale price, and (ii) the Monthly Earn-Out Amounts shall be due from Buyer and calculated as provided in this Section 2.3(a) with respect to coal mined and sold by any Person (whether a Company, Buyer, an Affiliate of Buyer or any Company, an independent contractor, any third party assignee, any other third party or any other Person) from the Current Reserves.
(ii)    Beginning effective January 1, 2013, the Earn-out Base shall be increased or decreased, as appropriate, as of January 1 of each applicable calendar year, in the same percentage by which (A) the first published value of the CPI-U Index for October of the preceding calendar year is greater or less than (B) the first published value of the CPI-U Index for May 2012 (which is 229.815, on the base of (1982-1984=100)). Such increased or decreased Earn-out Base shall be effective as of the adjustment date and shall be included in the next Quarterly Earn-out Statement following such adjustment date, and any additional payment to be made by Buyer shall be made accordingly. An example calculation of such adjustment is included on Schedule 2.3(a). If any adjustment made pursuant to this Section 2.3(a)(ii) is based upon a first published CPI-U Index figure that is subsequently revised, there shall be no further adjustment of such amount on the basis of such revision. If the CPI-U Index or any substitute index is changed in the future to use some base other than the base of (1982-1984=100), then for the purposes hereof the CPI-U Index or any substitute index, as the case may be, shall be adjusted so as to be in correct relationship to the base of (1982-1984=100) or some other alternative base that is mutually agreed by Buyer and the Shareholders’ Representative. If publication of the CPI-U Index or any substitute index is no longer made by any federal agency, the index to be used shall be that index mutually agreed by Buyer and the Shareholders’ Representative. If at any time either Buyer or the Shareholders’ Representative believes that the CPI-U Index does not accurately reflect the true change in the price level of consumer goods and services in the United States of America, then Buyer and the Shareholders’ Representative shall attempt to agree mutually upon a new index. If Buyer and the Shareholders’ Representative do not agree to the continued use of the CPI-U Index or the use of a new index which Buyer and the Shareholders’ Representative agree more accurately reflects the changes in the price level of consumer goods and services in the United States of America, that issue will be subject to arbitration pursuant to clause (iii) below.
(iii)    Any dispute that arises between Buyer and the Shareholders’ Representative with respect to the continued use of the CPI-U Index or the use of a new index shall be submitted to a panel of three Independent Experts for determination as the exclusive means of resolving such dispute. “Independent Expert” shall mean a regionally or nationally recognized economist who has not been employed or engaged by Buyer, any Shareholder, any Company, or any of their Affiliates, within the immediately preceding five (5) years. Either Buyer or Shareholders’ Representative may give written notice to the other of a dispute under this Section 2.3(a)(iii). Within thirty (30) days after receipt of such written notice, Buyer shall select one Independent Expert and Shareholders’ Representative shall select another Independent Expert. Within fifteen (15) days after selection of the first two Independent Experts, those two Independent Experts shall select the third Independent Expert. Those three Independent Experts shall constitute the “Panel”. The Buyer and Shareholders’ Representative shall submit their positions and supporting information and documentation to the Panel and shall each have an opportunity to discuss the same with the Panel. The Panel shall conduct and conclude its review of the disputed matters within thirty (30) days after selection of the Panel. The Panel shall have no authority to modify any term or provision of this Agreement, award any damages or require any payments of any nature, or make any determination hereunder other than with respect to the continued use of the CPI-U or the selection and use of a new index hereunder. The determination by the Panel shall be final, conclusive and binding on the Parties. The expenses of the Panel shall be shared equally by Buyer and the Shareholders’ Representative on behalf of the Sellers.
(b)    Within 30 days after the end of each Earn-out Payment Period, Buyer shall (i) pay to the Shareholders’ Representative the Quarterly Earn-out Payment, if any, for the applicable Earn-out Payment Period by wire transfer of immediately available funds to an account designated by the Shareholder’s Representative and (ii) provide to the Shareholders’ Representative a statement in a form substantially similar to that used to prepare the sample calculation in Schedule 2.3(a) setting forth the Monthly Earn-out Amount for each of the calendar months in such Earn-out Payment Period (each, a “Quarterly Earn-out Statement”). Upon the reasonable request of the Shareholders’ Representative, Buyer shall deliver to the Shareholders’ Representative copies of the applicable records, work papers and other information contemplated by Section 2.3(d). Upon receipt of the Quarterly Earn-out Statement, the Shareholders’ Representative shall be entitled to object to the calculation of the Quarterly Earn-out Payment in a manner consistent with the procedures set forth in Section 2.3(c). The date on which each Quarterly Earn-out Payment is finally determined pursuant to Section 2.3(c) shall be referred to herein as a “Quarterly Earn-out Settlement Date.” On the fifth Business Day following the Quarterly Earn-out Settlement Date, Buyer shall pay to the Shareholders’ Representative by wire transfer of immediately available funds to an account designated by the Shareholders’ Representative an amount equal to the difference between the Quarterly Earn-out Payment paid to the Shareholders’ Representative pursuant to Section 2.3(b)(i), if any, and the Quarterly Earn-out Payment as finally determined in accordance with Section 2.3(c).
(c)    If the Shareholders’ Representative disagrees with any portions of the proposed Quarterly Earn-out Statement, it shall notify Buyer of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement, within 30 days after the Shareholders’ Representative’s receipt of the proposed Quarterly Earn-out Statement (in each case, the “Review Period”). If the Shareholders’ Representative does not provide such a notice of disagreement within the Review Period, the Quarterly Earn-out Statement and the Quarterly Earn-out Payment shall be final, binding and conclusive for all purposes hereunder. During the Review Period, the Shareholders’ Representative (and his or her representatives) shall have the right to inspect the applicable books and records of the Companies and Buyer during normal business hours at the offices of Buyer or the Companies, as applicable, upon reasonable prior notice and solely for the purposes of reasonably determining the Quarterly Earn-out Payment; provided, that all materials reviewed by or on behalf of the Shareholders’ Representative shall be deemed Confidential Information subject to Section 6.7 and shall only be used to determine the Quarterly Earn-out Payment (including raising, identifying and resolving any disputes relating thereto). In the event the Shareholders’ Representative timely provides any such notice of disagreement, Buyer and the Shareholders’ Representative shall negotiate in good faith for a period of thirty (30) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculations of the Quarterly Earn-out Payment. If, at the end of such period, the parties are unable to resolve such disagreements, then the parties shall jointly engage an independent accounting firm (meaning a firm of certified public accountants that has not provided services to any of the parties hereto or their Affiliates during the immediately preceding five (5) years), which firm shall initially be the firm of UHY LLP (the “Accounting Firm”), or another mutually acceptable, independent accounting firm, to resolve any remaining disagreements. If at any point following the Closing

Date the Accounting Firm shall cease being independent from all the parties hereto, the parties shall jointly engage a new independent accounting firm to serve as the Accounting Firm. The fees and costs of the Accounting Firm shall be paid 50% by Buyer and 50% by the Shareholders’ Representative on behalf of the Sellers. The Accounting Firm shall calculate (based solely on written submissions from Buyer and the Shareholders’ Representative) as promptly as practicable, but in any event, within fifteen (15) days of the date on which such dispute is referred to the Accounting Firm, the Quarterly Earn-out Payment; provided, that, except as provided in Section 2.3(f), the amount determined by the Accounting Firm shall be no lower than the lower of the submissions and no higher than the higher of the submissions. The Accounting Firm’s calculation shall be final, binding and conclusive for all purposes hereunder.
(d)    Each Quarterly Earn-out Statement shall, at the reasonable request of the Shareholders’ Representative solely for the purpose of determining the Quarterly Earn-out Payment (including raising, identifying and resolving any disputes relating thereto), be accompanied by copies of invoices, purchase orders, sales receipts, bills of lading, truck weight tickets, railroad weight tickets, barge weight tickets, statements of transportation, washing and handling charges, and other reasonable forms of verification as may reasonably be deemed necessary by the Shareholders’ Representative showing the actual amount of the Current Reserves mined, processed, stockpiled, loaded, shipped and sold by Buyer, the Companies or their respective Affiliates, agents and assigns during the Earn-out Payment Period and shall also include individual sales of coal, the customers to which coal was sold, the sale price received for such coal, and the location, by Quarter-Quarter Section, Township, and Range from which such coal was mined. All such information shall be deemed Confidential Information subject to Section 6.7 and shall only be used to verify the Quarterly Earn-out Payment (including raising, identifying and resolving any disputes relating thereto). The Shareholders’ Representative shall bear all reasonable costs and expenses incurred by or on behalf of the Companies in connection with such requests over $100 per Earn-out Payment Period.
(e)    In no event will Buyer, the Companies or any of their respective Affiliates have any responsibility or liability for the distribution of any such Quarterly Earn-out Payments by the Shareholders’ Representative or the trustees of the Trust to the Sellers or the Beneficiaries, as applicable.
(f)    For purposes of determining the sales price of coal mined and sold pursuant to this Section 2.3 for the calculation of any and all Quarterly Earn-out Payments, it is specifically understood and agreed by Buyer that all calculations shall be made based on the sale of coal from the Current Reserves to a Bona Fide Purchaser. If the Companies or their respective Affiliates, employees, agents or assigns should sell coal from the Current Reserves to a purchaser, or otherwise transfer, exchange, assign or convey coal to another Person (whether an Affiliate or a third party), and the Shareholders’ Representative provides notice in writing to Buyer that, in the Shareholders’ Representative’s reasonable judgment, such purchaser or other transferee is not a Bona Fide Purchaser or such transaction was consummated with the intention of manipulating the sale price for the purpose of negatively impacting a Quarterly Earn-out Payment, and thereafter Buyer does not or is not able to justify to the Shareholders’ Representative’s reasonable satisfaction, within thirty (30) days from the date of such notice, that such purchaser or transferee is a Bona Fide Purchaser and such transaction was not intentionally consummated for the purpose of negatively impacting a Quarterly Earn-out Payment, the amount of the Quarterly Earn-out Payment with respect to such transaction shall be submitted to the Accounting Firm for final determination pursuant to Section 2.3(c). If the Accounting Firm determines that the purchaser or transferee was not a Bona Fide Purchaser or that the transaction was consummated with the intention of manipulating the sale price for the purpose of negatively impacting a Quarterly Earn-out Payment, then the Accounting Firm shall substitute for the reported sale price of such sale the prevailing market price of coal of similar quality and quantity recently sold, F.O.B. Mine, by the Companies or, F.O.B. Mine, by other sellers to Bona Fide Purchasers in arms’ length transactions as determined by the Accounting Firm based on evidence gathered by it, including any evidence submitted by Buyer and the Shareholders’ Representative. The Shareholders shall have no right to control, and, except for a Quarterly Earn-out Payment adjustment claim pursuant to this Section 2.3(f), they hereby waive any claim related to controlling, (i) the sale price of coal set by Buyer or the Companies from and after the Closing and (ii) the Companies’ mine planning and sequencing, and whether and at what rate the Current Reserves are mined.
(g)    The sale price of coal sold by the Companies to brokers that are Bona Fide Purchasers shall be the amount paid by the broker to the Companies for the coal F.O.B. mine, rather than the sale price from the broker to the third party purchaser of the coal.
(h)    Effective as of the Closing Date and thereafter until an aggregate of 15,000,000 Tons of coal have been mined and sold from the Current Reserves after the Closing and all payment obligations of Buyer under this Section 2.3 shall have been paid in full to the Shareholders’ Representative, Buyer, for itself, its Affiliates and the Companies, agrees that (i) Buyer shall not sell, assign, transfer, convey or otherwise voluntarily dispose of any of the Company Shares without the Shareholders’ Representative’s consent, which shall not be withheld unreasonably, (ii) none of Buyer, any Company or any of Buyer’s Affiliates shall, or shall permit, any Company to sell, assign, transfer, convey or otherwise dispose of the rights of any Company in and to any of the Leased Real Property with respect to the Current Reserves prior to the release of the Reclamation Bonds covering such Leased Real Property, and (iii) subject to any deficiencies in the Companies’ rights to the Leased Real Property as of the Closing Date, none of Buyer, any Company or any of Buyer’s Affiliates shall intentionally, or shall intentionally permit, any Company to, terminate or allow to terminate or expire any of the rights of the Companies in and to any of the Leased Real Property, without (in the case of each of clauses (i), (ii) and (iii) above) arrangements reasonably satisfactory to the Shareholders’ Representative for the continued compliance with the terms of this Section 2.3; provided, that no consummation of any such action shall in any way relieve Buyer of its obligations with respect to payment of the Monthly Earn-out Amounts with respect to the Current Reserves, except to the extent that any of such payment obligations have been satisfied by the applicable transferee.
Section 2.4    Purchase Price Adjustment.
(a)    Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to the Shareholders’ Representative a statement (the “Statement”) setting forth the actual Working Capital as of the close of business on the Closing Date (the “Closing Working Capital”), calculated in the manner set forth on Schedule 2.4(a). The Statement shall be prepared in accordance with GAAP and consistent with the accounting principles, practices, methodologies and policies used in the preparation of the Target Working Capital, except that Buyer is permitted to conduct a physical inventory, at Buyer’s cost and expense, for purposes of preparing the Statement. Schedule 2.4(a)(ii) sets forth the calculation for determining the value of shot rock inventory. Buyer hereby agrees that the Shareholders and their respective representatives shall be permitted to attend and participate in the physical inventory conducted by Buyer under this Section 2.4, and Buyer hereby further agrees to provide written notice to the Shareholders’ Representative of the date(s) on which the physical inventory shall be conducted, which notice shall be delivered no later than ten (10) Business Days prior to the start of the physical inventory.
(b)    Within thirty (30) days following receipt by the Shareholders’ Representative of the Statement, the Shareholders’ Representative shall deliver written notice to Buyer of any dispute the Shareholders have regarding the Statement and the accurate calculation of the Closing Working Capital on a basis consistent with the requirements of Section 2.4(a) (such written notice shall set forth a detailed description of any such dispute); provided, however, that the Shareholders’ Representative (on behalf of the Shareholders) may not dispute the accounting principles, practices, methodologies and policies used in preparing the Statement if they are consistent with GAAP and consistent with the accounting principles, practices, methodologies and policies used in the preparation of the Target Working Capital. If the Shareholders’ Representative does not so notify Buyer of a dispute with respect to the Statement within such 30-day period, such Statement will be final, conclusive and binding on the parties. In the event of such notification of a dispute, the parties shall negotiate in good faith to resolve such dispute. If Buyer and the Shareholders’ Representative, notwithstanding such good faith efforts, fail to resolve all or any portion of such dispute within fifteen (15) days after the Shareholders’ Representative advises Buyer of the dispute, then Buyer and the Shareholders’ Representative jointly shall engage the Accounting Firm, acting as accountants and not as arbitrators, to resolve the dispute, or any remaining portion thereof, on a basis consistent with the requirements of Section 2.4(a). The parties agree that they will request that the Accounting Firm render its reasoned written decision within thirty (30) days after referral of the dispute to the Accounting Firm for decision pursuant hereto. In resolving the dispute, the Accounting Firm shall limit its review to the items that were properly identified by the Shareholders’ Representative in the written notification of the dispute (which decision, in the case of each disputed item, shall be within the range of the respective amounts asserted by the Shareholders’ Representative and Buyer to be the correct amount of such disputed item). All determinations so made by the Accounting Firm shall be final, conclusive and binding on the parties, absent manifest error. Judgment may be entered to enforce such determination in any court of competent jurisdiction. Buyer and the Shareholders’ Representative (on behalf of the Sellers) shall each bear its own costs and expenses, including reasonable expenses of their respective representatives and experts, that may be incurred by such Person in connection with the preparation, review, dispute (if any) and final determination of the Statement and Closing Working Capital; provided, that Buyer and the Shareholders’ Representative (on behalf of the Sellers) shall share equally all reasonable expenses and fees of the Accounting Firm in connection with the review, dispute and final determination of the Statement and Closing Working Capital.
(c)    Upon final determination of Closing Working Capital as provided in Section 2.4(b) above, (i) if Closing Working Capital is greater than Target Working Capital, then the Purchase Price shall be increased by the amount of the excess of Closing Working Capital over Target Working Capital (together with Interest), and Buyer shall pay or cause to be paid an amount in cash equal to such excess amount (together with Interest) to the Shareholders’ Representative by bank wire transfer of immediately available funds to an account or accounts designated in writing by the Shareholders’ Representative to Buyer, and (ii) if Closing Working Capital is less than Target Working Capital, then the Purchase Price shall be decreased by the excess of Target Working Capital over Closing Working Capital, and the Shareholders’ Representative shall pay or cause to be paid an amount in cash equal to such shortfall (together with Interest) to Buyer by bank wire transfer of immediately available funds to an account or accounts designated in writing by Buyer. Any such payment is to be made within five (5) Business Days of the date on which the Closing Working Capital is finally determined pursuant to Section 2.4(b). In no event will Buyer, the Companies or any of their respective Affiliates have any responsibility or liability for the allocation of any such payment among the Sellers by the Shareholders’ Representative or the distribution of any such payment by the Shareholders’ Representative to the Sellers. “Interest” will be payable at the “prime” rate, as announced by The Wall Street Journal, Eastern Edition, from time to time to be in effect, calculated based on a 365 day year and the actual number of days elapsed. For the avoidance of doubt, Interest shall accrue (i) beginning on the day following the Closing Date and ending on the date of the payment contemplated by this Section 2.4(c) and (ii) at the “prime” rate in effect on the Closing Date.
(d)    For purposes of complying with the terms set forth in this Section 2.4, each party shall cooperate with and make available to the other party and their respective representatives all information, records, data and working papers, and shall permit access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Statement and the resolution of any disputes thereunder.
Section 2.5    Allocation of Purchase Price. The Purchase Price (and all other capitalized costs and any other items treated as additional Purchase Price for U.S. federal income tax purposes) shall be allocated by Company based on their respective fair market values and in accordance with Sections 338 and 1060 of the Code and the regulations thereunder and as further provided under Section 6.8(g) and as adjusted, if necessary, consistent with any Purchase Price adjustment (the “Allocation”); provided that such adjustment will not include adjustments regarding allocations to “net mineral rights/reserves” or “net property and equipment” without the Shareholders’ Representative’s consent. Buyer and the Shareholders shall each prepare and file, and cause their respective Affiliates to prepare and file, its Tax Returns filed with the IRS or any other Governmental Authority, including Form 8594, on a basis consistent with the Allocation. Neither Buyer nor the Shareholders shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with the Allocation unless required to do so by applicable Law. In the event that the Allocation is disputed by any Taxing Authority, the party receiving notice of the dispute shall promptly notify the other party hereto, and both the Shareholders and Buyer agree to use their reasonable best efforts to defend such Allocation in any audit or similar proceeding.
Section 2.6    Shareholder Acknowledgment. The Shareholders acknowledge and agree that (i) all funds held in the “Reclamation Bond Escrow Account” pursuant to the McWane Agreement, and (ii) any amounts due from Quality Coal Company, Inc. under the Assignment and Assumption Agreement Regarding Slate Creek, dated September 22, 2010 (the “QCC Agreement”), are, in each case, assets of the Companies and will remain assets of the Companies after the Closing. The amounts referenced in clauses (i) and (ii) above are set forth on Schedule 2.6 as of the date of this Agreement.

Between the date of this Agreement and the Closing, no Company will remove any funds held in the “Reclamation Bond Escrow Account” pursuant to the McWane Agreement or paid to any Company pursuant to the QCC Agreement other than in the Ordinary Course of Business. At the Closing, (i) the amount of funds held in the “Reclamation Bond Escrow Account” pursuant to the McWane Agreement shall be at least equal to the amount set forth on Schedule 2.6, and (ii) any amounts received pursuant to the QCC Agreement after the Closing Date will remain with the Companies.
Section 2.7    Refunds and Remittances.
(a)    Subject to the terms of this Agreement, if, after the Closing Date, any party to this Agreement receives any payment relating to any property of any other party, the receiving party will promptly forward such payment to the appropriate party.
(b)    Subject to Section 6.14, as soon as reasonably possible following the Closing, Buyer shall obtain, or shall cause one or more of the Companies to obtain, a release of all funds held in the First National Cash Account and shall cause all of such funds to be remitted promptly to the Shareholders’ Representative on behalf of the Sellers.
(c)    Upon receipt by Reed Minerals and C&H Mining of any Settlement Payments from the Cooperative due to such Companies with respect to the calendar quarter ending June 30, 2012, Buyer shall remit, or shall cause Reed Minerals or C&H Mining to remit, an amount equal to such payments to the Shareholders’ Representative on behalf of the Sellers within five (5) Business Days after the applicable Company’s receipt thereof. Upon receipt by Reed Minerals and C&H Mining of any Settlement Payments from the Cooperative due to such Companies with respect to any Cooperative Straddle Period, Buyer shall remit, or shall cause Reed Minerals or C&H Mining to remit, an amount equal to the Shareholders’ Pro-Rata Share of such payments to the Shareholders’ Representative on behalf of the Sellers within five (5) Business Days after the applicable Company’s receipt thereof. For purposes of this Section 2.7(c), “Shareholders’ Pro Rata Share” is equal to the quotient of (i) the number of Tons of coal delivered by the Companies to the Cooperative during the period beginning on the first date of the calendar quarter or year to which such payment applies through the Closing Date and (ii) the number of Tons of coal delivered by the Companies to the Cooperative during the calendar quarter or year to which such payment applies.
Section 2.8    Buyer Acknowledgment. Subject to Buyer’s indemnification rights in Article IX (including, without limitation, its indemnification rights pursuant to Section 9.1(a)(i) with respect to any misrepresentation or breach of warranty by the Shareholders under this Agreement), Buyer acknowledges and agrees that (i) all obligations with respect to equipment leases of any of the Companies with third parties that are set forth on Schedule 4.7(a), (ii) all obligations with respect to leases for the Leased Real Property and Right of Access Real Property set forth on Schedules 4.14(b)(i) and (ii) and (iii) all Reclamation obligations of the Companies with respect to areas identified or referenced on Schedule 1.2(c) or covered by Permits referenced on Schedule 4.8(b) will remain obligations of the Companies after the Closing.
ARTICLE III
CLOSING AND DELIVERIES
Section 3.1    Closing. The closing of the transactions contemplated by this Agreement

(the “Closing”) shall take place at the offices of Bradley Arant Boult Cummings LLP, One Federal Place, 1819 Fifth Avenue North, Birmingham, AL 35203, on August 31, 2012 (the “Closing Date”). The Closing shall be effective for accounting purposes as of 11:59 p.m., local time, on the Closing Date.
Section 3.2    Deliveries by the Shareholders. At the Closing (or in the case of clause (g) below, contemporaneously with the execution and delivery of this Agreement), the Shareholders will deliver or cause to be delivered to Buyer the following items:
(a)    any documents that are necessary to transfer to Buyer good and valid title to the Shares, together with all current, original certificates representing the Shares;
(b)    the record books, share ledgers and limited liability company ownership ledgers of each Company;
(c)    copies of the Organizational Documents of each Company, certified by an officer of the applicable Company;
(d)    a certificate of existence and certificate of good standing of each Company issued by the Alabama Secretary of State and Alabama Department of Revenue, respectively, issued as of a recent date;
(e)    a certificate of the Shareholders’ Representative, dated as of the Closing Date and in form and substance reasonably acceptable to Buyer, setting forth in sufficient detail the aggregate amount of (i) any and all Indebtedness of the Companies outstanding as of the Closing (the “Certified Indebtedness”) and (ii) any and all unpaid Selling Expenses;
(f)    payoff letters for the Certified Indebtedness, in form and substance reasonably acceptable to Buyer, together with appropriate termination statements under the Uniform Commercial Code and other instruments as may be reasonably requested by Buyer to extinguish all Indebtedness of the Companies, and all security interests related thereto, in form and substance reasonably acceptable to Buyer;
(g)    copies of all authorizations required for the trustees of the Trust to approve and enter into the transactions contemplated by this Agreement and the Ancillary Agreements;
(h)    a duly executed counterpart by the Shareholders and the Shareholders’ Representative of the Escrow Agreement;
(i)    a duly executed counterpart by Reed Energy, LLC of the Consulting Agreement;
(j)    duly executed counterparts by Reed Energy, LLC of each Lease Agreement;
(k)    duly executed counterparts by each of the parties to the Lease Amendments;
(l)    a certificate signed by all the Shareholders to the effect that the conditions set forth in Sections 7.2(b) and (c) have been satisfied;

(m)    a properly completed non-foreign affidavit of each Seller dated as of the Closing Date, sworn under penalty of perjury and in form and substance reasonably satisfactory to Buyer to prevent Buyer from having to withhold any amount of the Purchase Price under Section 1445 of the Code;
(n)    an Internal Revenue Service Form 8023 (Elections under Section 338 for Corporations Making Qualified Stock Purchases) with respect to each of Reed Minerals, Reed Hauling, Reed Management and C&H Mining, duly executed by each Seller, and any other analogous or corresponding form required to be filed with any state, local or foreign Governmental Authority to effect the Section 338(h)(10) Election;
(o)    a properly completed IRS Form W-9 of each of the Sellers;
(p)    written resignations of corporate directors and officers and, with respect to Reed Management, the managing member (in their capacities as such) as set forth on Schedule 4.1(c);
(q)    all of the Consents set forth on Schedule 7.2(e);
(r)    any forms required by the banks to change the ownership, control or signature of the accounts set forth on Schedule 4.27 from any Company to Buyer;
(s)    a complete and correct list of all current employees of each Company who are suspended, terminated, laid off, on a leave of absence or otherwise on non-active status from January 1, 2012 through the Closing Date; and
(t)    such other documents and instruments as Buyer shall reasonably request to consummate the transactions contemplated hereby.
Section 3.3    Deliveries by Buyer. At the Closing, Buyer will deliver or cause to be delivered to the Shareholders’ Representative (or as otherwise directed below) the following items:
(a)    a certificate of an officer of Buyer to the effect that the condition set forth in Section 7.3(b) has been satisfied;
(b)    certificates of good standing of Buyer issued by the Nevada Secretary of State and the Alabama Department of Revenue, and a certificate of existence of Buyer issued by the Alabama Secretary of State, in each case issued as of a recent date;
(c)    copies of the resolutions of the board of directors and sole shareholder of Buyer approving the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, certified by an officer of Buyer;
(d)    payment of the Purchase Price as provided in Section 2.2(c);
(e)    a duly executed counterpart by Buyer of each Ancillary Agreement to which it is a party;

(f)    Company Releases in the form of Exhibit D, duly executed by Buyer and each of the Companies;
(g)    the NACoal Guarantee in the form of Exhibit E, duly executed by NACoal; and
(h)    such other documents and instruments as the Shareholders’ Representative shall reasonably request to consummate the transactions contemplated hereby.
Section 3.4    Intercompany Arrangements. The Shareholders and Buyer acknowledge and agree that, immediately prior to the Closing, except as provided in this Agreement or any Ancillary Agreement or in Schedule 3.4 hereto, (i) any Contract between a Company, on the one hand, and such Company’s Shareholders or any of their respective Affiliates (other than such Company), on the other hand, shall be terminated and be of no further force or effect, and (ii) each Company shall be released from any and all of their obligations (financial or otherwise) to its Shareholders and their respective Affiliates.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

The Shareholders, jointly and severally, hereby represent and warrant to Buyer as follows:
Section 4.1    Organization, Power and Authority.
(a)    Each Company is duly organized and validly existing under the Laws of the State of Alabama. No Company is required to be authorized, qualified or licensed to do business as a foreign corporation or limited liability company in any jurisdiction other than the State of Alabama except where the failure to be qualified would not reasonably be expected to have a Material Adverse Effect.
(b)    Each Company has the corporate or limited liability power and authority to (i) own, operate and lease their respective properties and assets as and where currently owned, operated and leased and (ii) carry on its respective business as currently conducted.
(c)    The authorized shares or membership interests, as applicable, of each Company are set forth on Schedule 4.1(c). The Shares set forth on Schedule 4.1(c) are issued and outstanding and all such Shares have been duly authorized and validly issued and are fully paid and non-assessable and were issued in compliance with all applicable Laws and any preemptive rights or rights of first refusal of any Person. There are no outstanding options, warrants, rights, calls, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities or other commitments, contingent or otherwise, of any kind obligating any Company to issue, directly or indirectly, any additional shares or membership interests, as applicable, in such Company. There are no agreements, commitments or contracts currently in effect relating to the issuance, sale, transfer or voting of any equity securities or other securities of any Company. Schedule 4.1(c) sets forth a true and complete statement of the capitalization of each Company, including a list of the number of Shares owned by each Shareholder opposite such Shareholder’s name. No Person other than each of the Shareholders has any interest in the equity of any Company.

No Company has any Subsidiaries and no Company has any investments in equity interests of any other Person. The Shareholders have good and marketable title to the Shares, free and clear of all Liens or similar restrictions or limitations, including any restriction on the right to vote, sell or otherwise dispose of the Shares, other than restrictions under applicable securities laws. Upon the consummation of the transactions contemplated by this Agreement, Buyer will acquire good and valid title to the Shares, free and clear of all Liens or similar restrictions or limitations, including any restriction on the right to vote, sell or otherwise dispose of the Shares, other than restrictions under applicable securities laws. Schedule 4.1(c) sets forth, by Company, a true and complete list of the directors and officers of each Company that is a corporation and, with respect to Reed Management, the managing member.
Section 4.2    Validity of Agreements. Assuming due authorization, execution and delivery by the other parties hereto and thereto, this Agreement constitutes and, when executed and delivered, each of the Ancillary Agreements to which the Shareholders are to be parties, will constitute, the legal, valid and binding obligation of the Shareholders, enforceable against such Shareholders in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles, whether considered in a proceeding in equity or at law (collectively, the “General Enforceability Exceptions”). Each of the Shareholders has the requisite legal capacity and full corporate power and authority, as applicable, to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby to be consummated by it. The execution, delivery and performance of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate (or equivalent) action of the Shareholders.
Section 4.3    No Conflicts. Neither the execution and delivery of this Agreement or the Ancillary Agreements by the Shareholders, nor the performance of the Shareholders’ obligations hereunder or thereunder, will (a) violate, conflict with or result in a breach of any Laws or the Organizational Documents of any of the Shareholders or any Company, (b) assuming that all Consents set forth in Schedule 7.2(e) have been obtained and all filings and notifications described therein and in Schedule 4.3 have been made, violate, conflict with or result in a breach or termination of, or otherwise give any contracting party additional rights or compensation under, or the right to terminate or accelerate, or constitute (with notice or lapse of time, or both) a default under the terms of, any Contract to which any Company is a party or by which any of the assets or property of any Company are bound, (c) result in the creation or imposition of any Lien with respect to any of the assets or properties of any Company, or (d) result in the creation or imposition of any Lien with respect to the Shares, other than, in the case of clauses (b) and (c) above, any such items that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 4.4    Consent. Except as set forth on Schedules 4.3 and  7.2(e), no Consent is required in connection with the execution and delivery by any of the Shareholders of this Agreement or the Ancillary Agreements or the consummation by Sellers of the transactions contemplated hereby or thereby.
Section 4.5    Financial Statements.

(a)    Schedule 4.5(a) sets forth complete copies of (i) the audited balance sheets of Reed Minerals and C&H Mining, as of the Most Recent Fiscal Year-end, and the related audited statements of income, cash flow and shareholders’ equity together with the notes thereto, and any other financial information included therewith (collectively, the “Audited Financial Statements”), (ii) the unaudited, compiled balance sheet of Reed Hauling, as of the Most Recent Fiscal Year-end, and the related statements of income, cash flow and shareholders’ equity together with any notes thereto and any other financial information included therewith (collectively, the “Compiled Financial Statements”) and (iii) the unaudited, compiled balance sheets of each Company as of May 31, 2012 (the “Balance Sheet Date”), and the related unaudited statements of income and shareholders’ equity for the five-month period and eight-month period, as applicable, then ended (collectively, the “Interim Financial Statements” and together with the Audited Financial Statements and Compiled Financial Statements, the “Financial Statements”).
(b)    The Financial Statements are complete and correct in all material respects and present fairly, in all material respects, the financial position, results of operations and shareholders’ or members’ equity, as applicable, of each Company at the dates and for the time periods indicated (provided, however, that the Interim Financial Statements and the Compiled Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items), subject to the matters set forth on Schedule 4.17, and, except as set forth on Schedule 4.5(b), the Audited Financial Statements have been prepared in accordance with GAAP, consistently applied throughout the period involved. The Financial Statements were derived from the books and records of the Companies.
Section 4.6    No Material Adverse Changes. Except as set forth on Schedule 4.6, since the Most Recent Fiscal Year-end, the business and operations of each Company have been conducted in the Ordinary Course of Business and there has not been any Material Adverse Effect. Without limiting the generality of the foregoing, since the Balance Sheet Date, and except as set forth on Schedule 4.6, no Company nor any of its Affiliates (to the extent relating to such Company):
(a)    sold, assigned, transferred (including transfers to any employees, equityholders, or Affiliates), leased or otherwise disposed of any material amount of assets or properties except for sales of Inventory in the Ordinary Course of Business;
(b)    received any notice of termination of any Contract or suffered any theft or material loss (whether or not covered by insurance) with respect to any material assets or properties;
(c)    cancelled or compromised any debt or claim of value in excess of $25,000, or waived or released any right or claim of value in excess of $25,000;
(d)    mortgaged, pledged, factored, or subjected to any Lien, any assets or properties;
(e)    made any individual expenditure (including capital expenditures) in excess of $100,000;
(f)    suffered any material adverse change in its relations with its employees, sales agents, independent contractors, customers or suppliers, or the Cooperative or the members or customers of the Cooperative;
(g)    transferred, granted, waived or abandoned any rights under, or entered into any settlement regarding the breach or infringement of, any Intellectual Property Rights, or modified any existing rights with respect thereto outside of the Ordinary Course of Business;
(h)    instituted, settled or agreed to settle any individual Action in excess of $25,000;
(i)    failed to replenish or record inventories and supplies in a normal and customary manner consistent with its prior practice;
(j)    entered into any transaction or Contract other than in the Ordinary Course of Business, or incurred or committed to any severance pay obligations by reason of this Agreement or the transactions contemplated hereby;
(k)    (i) entered into or amended any employment, retention, severance, change in control or similar agreement or arrangement; (ii) granted any increase in the compensation of any employee, agent, independent contractor or consultant (other than normal compensation increases made in the Ordinary Course of Business) or instituted or adopted any compensation or benefit program, plan or arrangement for employees of any Company or amended any such program, plan or arrangement to increase benefits thereunder in any material respect or (iii) paid or accrued any bonus or deferred compensation for or in respect of, any current or former employee of any Company;
(l)    declared or paid any dividends or other distributions (in each case, other than cash dividends and distributions) with respect to any of its equity interests or redeemed or purchased, directly or indirectly, any of its equity interests or any options (in each case other than redemptions or purchases made in cash);
(m)    issued or sold any capital stock or other equity interests (or securities convertible into its equity interests) or split, combined or subdivided its capital stock or other equity interests;
(n)    made any change in accounting or Tax principles, practices or policies from those utilized in the preparation of the Financial Statements; or
(o)    committed to any of the foregoing.

Section 4.7    Contracts. (1) Schedule 4.7(a) sets forth all Contracts to which any Company is a party, or by which any of the assets of any Company are bound, that are currently in effect or which contain any ongoing obligation of any Company, and that:
(i)    govern the borrowing of money or the guarantee or the repayment of Indebtedness or granting of Liens on any property or asset of any Company (including any such

Contract under which any Company has incurred any Indebtedness);
(ii)    provide for the employment of any Person;
(iii)    contain covenants limiting the freedom of any Company to compete in any line of business or with any Person or in any geographic area or market;
(iv)    are with any directors, managers, officers, employees, or equityholders of any Company or its Affiliates;
(v)    provide for the purchase, maintenance or acquisition, or the sale or furnishing, of materials, supplies, merchandise or equipment (including computer hardware or software or other property or services) involving total payments in excess of $100,000;
(vi)    grant to any Person a first-refusal, first-offer or similar preferential right to purchase or acquire any right, asset or property of any Company;
(vii)    pertain to the purchase or lease of real property or equipment or other personal property involving remaining total payments in excess of $100,000;
(viii)    provide for any offset, countertrade or barter arrangement;
(ix)    involve any distributor, sales representative, broker or advertising arrangement;
(x)    involve a joint venture or joint development arrangement;
(xi)    are with any Governmental Authority;
(xii)    involve management services or consulting services;
(xiii)    involve the acquisition of any business enterprise whether via stock or asset purchase or otherwise;
(xiv)    provide for indemnification of any Person; and
(xv)    are otherwise material Contracts or Contracts not made in the Ordinary Course of Business.
(b)    To the Shareholders’ Knowledge, except as expressly noted on Schedule 4.7(b), each Contract listed on Schedule 4.7(a) is in full force and effect, and is a valid and binding obligation of the applicable Company, enforceable in accordance with its terms, subject to the General Enforceability Exceptions. With respect to each Contract listed on Schedule 4.7(a): (a) no Company nor, to the Shareholders’ Knowledge, any other party thereto is in material default under or in material violation of any such Contract; (b) to the Shareholders’ Knowledge, no event has occurred which, with notice or lapse of time or both, would constitute such a material default or material violation, and none of the Companies or the Shareholders has received any written notice claiming that any Company has committed any such material default or material violation or indicating the desire or intention of any party thereto to amend, modify, rescind or terminate the same; and (c) no Company has released any material right thereunder. Except as expressly noted in Schedule 4.7(b), the Shareholders have delivered to Buyer true, correct and complete copies of all such Contracts, together with all amendments, modifications or supplements thereto.
Section 4.8    Compliance with Laws; Permits.
(a)    Except as set forth on Schedule 4.8(a) and except for fully paid, discharged and settled citations and notices of violation issued by MSHA, the Alabama Surface Mining Commission or the Alabama Department of Environmental Management, during the Reed Ownership Period and, to the Shareholders’ Knowledge, prior to the Reed Ownership Period, each Company has complied in all material respects with all Laws applicable to its respective business, properties, or operations as presently conducted. No Company has received any notice of or been charged with the violation of any Laws during the Reed Ownership Period or, to the Shareholders’ Knowledge, prior to the Reed Ownership Period. To the Shareholders’ Knowledge, no Company is under investigation with respect to the violation of any Laws.
(b)    Schedule 4.8(b) contains a list of all Permits which are required for the operation of the business of each Company as presently conducted (“Company Permits”). Each Company Permit is in full force and effect. Each Company has (or has the contractual right to operate under as a contract miner, as reflected on Schedule 4.8(b)) all Permits necessary or required for the conduct or operation of its respective business as presently conducted, all of which have been duly made or obtained and are in full force and effect. Except as set forth on Schedule 4.8(b) and except for fully paid, discharged and settled citations and notices of violation issued by MSHA, the Alabama Surface Mining Commission or the Alabama Department of Environmental Management, no Company is in default or violation, and, to the Shareholders’ Knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect under any Company Permit. There are no Actions pending or, to the Shareholders’ Knowledge, threatened that may result in the revocation, cancellation or suspension, or any adverse modification, of any Company Permit.
Section 4.9    Intellectual Property. Schedule 4.9 sets forth all patents, trade-marks, trade names, service marks and copyrights that are material to the conduct of the business, as presently conducted, of the Companies (collectively, the “Intellectual Property Rights”). The Companies own or have the right to use such Intellectual Property Rights and, to the Shareholders’ Knowledge, such Intellectual Property Rights do not infringe in any material way upon any third parties’ intellectual property and proprietary rights. To the Shareholders’ Knowledge, no event has occurred that would render invalid or unenforceable any such Intellectual Property Rights.
Section 4.10    Litigation and Orders. Schedule 4.10 sets forth a list, as of the date of this Agreement, of each Action or Order pending or, to the Shareholders’ Knowledge, threatened by or against any Company or Shareholder. Except as set forth on Schedule 4.10, no Company has, since July 31, 2009, commenced, settled or satisfied any litigation. All Actions listed on Schedule 4.10 as “settled” have been fully settled, paid and discharged by the Companies and no further Losses of any Company exist with respect to such Actions.
Section 4.11    Taxes. Except as set forth on Schedule 4.11:

(a)    All Tax Returns required to be filed with any Taxing Authority with respect to any Pre-Closing Tax Period within the Reed Ownership Period or, to the Shareholders’ Knowledge, prior to the Reed Ownership Period, by or on behalf of each of the Companies, to the extent required to be filed on or before the Closing Date, have been timely filed in accordance with all applicable Laws.
(b)    All Tax Returns with respect to Pre-Closing Tax Periods within the Reed Ownership Period and, to the Shareholders’ Knowledge, prior to the Reed Ownership Period, are true, correct and complete in all material respects. No Company is currently a beneficiary of any extension of time within which to file any Tax Return.
(c)    All Taxes owed by each Company (whether or not shown as due and payable on any Tax Return) with respect to the Reed Ownership Period and, to the Shareholders’ Knowledge, with respect to any period prior to the Reed Ownership Period, have been timely paid to the appropriate Taxing Authority.
(d)    Each Company has withheld and timely remitted to the appropriate Taxing Authority all Taxes required to have been withheld and remitted in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person, and all Forms W-2, 1099 or other documentation required with respect thereto has been properly completed and timely filed.
(e)    No Tax Return of any Company with respect to any Pre-Closing Tax Period within the Reed Ownership Period or, to the Shareholders’ Knowledge, prior to the Reed Ownership Period, has ever been audited by any Taxing Authority and, with respect to the Reed Ownership Period and, to the Shareholders’ Knowledge, any period prior to the Reed Ownership Period, no change or adjustment has been required by any Taxing Authority.
(f)    No Company has any Tax liabilities (whether due or to become due) with respect to the income, property and operations of such Company except as reflected in the Financial Statements.
(g)    During the Reed Ownership Period and, to the Shareholders’ Knowledge, any period prior to the Reed Ownership Period, no Company has granted, or has had granted on its behalf, any extension or waiver of the statute of limitations period applicable to any Tax Return or within which any Tax may be assessed or collected by any Taxing Authority, which period (after giving effect to such extension or waiver) has not yet expired.
(h)    There is no audit, examination, investigation or other proceeding now pending or, to the Shareholders’ Knowledge, threatened against or with respect to any Company in respect of any Tax.
(i)    There are no Liens for Taxes upon the assets or properties of any Company, except for Permitted Liens.
(j)    During the Reed Ownership Period and, to the Shareholders’ Knowledge, any period prior to the Reed Ownership Period, no Company has been a member of an affiliated,

consolidated, combined or unitary group or participated in any other arrangement whereby any income, revenues, receipts, gain or loss was determined or taken into account for Tax purposes with reference to or in conjunction with any income, revenues, receipts, gain, loss, asset or liability of any other Person other than a group of which such Company was the parent. To the Shareholders’ Knowledge, no Company has any liability for the Taxes of any Person (other than such Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.
(k)    To the Shareholders’ Knowledge, there is no jurisdiction (whether foreign or domestic) in which any Company files, or is required to file, a Tax Return relating to income, franchise, gross receipts, license, excise, net worth, property, sales, use or any other Tax at any time for any taxable period not closed by the applicable statute of limitations.
(l)    During the Reed Ownership Period and, to the Shareholders’ Knowledge, any period prior to the Reed Ownership Period, no Company nor any of the Shareholders has received written notice of any claim by a Governmental Authority in a jurisdiction where any Company does not file Tax Returns that such Company is or may be subject to taxation by that Governmental Authority.
(m)    No Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period or portion thereof ending after the Closing Date (i) under Section 481 of the Code (or any similar provision of state, local or foreign Law) as a result of change in method of accounting for a Pre-Closing Tax Period, (ii) pursuant to the provisions of any agreement entered into with any Taxing Authority or pursuant to a “closing agreement” as defined in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date, (iii) as a result of any intercompany transactions or any excess loss account described in Section 1.1502-19 of the Treasury Regulations (or any similar provision of state, local or foreign Law), (iv) as a result of the installment method of accounting, the completed contract method of accounting or the cash method of accounting with respect to a transaction that occurred prior to the Closing Date, (v) as a result of any prepaid amount received on or prior to the Closing Date or (vi) as a result of any election under Section 108(i) of the Code with respect to the discharge of any indebtedness on or prior to the Closing Date.
(n)    No Company is a party to any Tax sharing, allocation or indemnity agreement, arrangement or similar Contract. No power of attorney with respect to any Tax matter is currently in force with respect to any Company that would, in any manner, bind, obligate or restrict Buyer.
(o)    During the Reed Ownership Period and, to the Shareholders’ Knowledge, prior to the Reed Ownership Period, no Company has distributed the stock of another Person, or has not had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.
(p)    During the Reed Ownership Period and, to the Shareholders’ Knowledge, prior to the Reed Ownership Period, no Company has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 879(c)(1)(A)(ii) of the Code.

(q)    During the Reed Ownership Period and, to the Shareholders’ Knowledge, any period prior to the Reed Ownership Period, no Company has participated in any “reportable transaction” as defined in Section 6707A of the Code or Treasury Regulation Section 1.6011-4 (or any predecessor provision).
(r)    Each Company has disclosed on its federal income Tax Returns during the Reed Ownership Period and, to the Shareholders’ Knowledge, any period prior to the Reed Ownership Period all positions taken in such Tax Returns that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.
(s)    Reed Minerals has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code at all times since January 1, 2008, Reed Hauling has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code at all times since January 1, 2007, and C&H Mining has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code at all times since October 1, 2010. Reed Minerals, Reed Hauling and C&H Mining have no qualified subchapter S subsidiaries within the meaning of Section 1361(b)(3)(B) of the Code.
(t)    None of Reed Minerals, Reed Hauling, Reed Management and C&H Mining will be liable for any Tax under Sections 1374 or 1375 of the Code or any similar provisions of state, local or foreign Law in connection with the transactions contemplated by this Agreement.
(u)    Reed Management is, and since the date of its formation has been, taxed as an entity disregarded for federal and applicable state and local income Tax purposes. Neither Reed Management nor, to the Shareholders’ Knowledge, any member of Reed Management has made any election, taken any action or filed or furnished any Tax Return on a basis that is inconsistent with the foregoing.
(v)    None of the Companies’ assets are “tax exempt use property” within the meaning of Section 168(h) and Section 470(c)(2) of the Code.
(w)    Each Company has made available to Buyer for inspection (i) complete and correct copies of all Tax Returns filed by such Company relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests, and any similar documents, submitted by, received by or agreed to by or on behalf of any Company relating to Taxes for all taxable periods for which the statute of limitations has not yet expired.
Section 4.12    Mining and Environmental Matters. Except as set forth on Schedule 4.12:
(a)    and except for fully paid, discharged and settled citations and notices of violation issued by MSHA, the Alabama Surface Mining Commission or the Alabama Department of Environmental Management, each Company is and has been during the Reed Ownership Period and, to the Shareholders’ Knowledge, prior to the Reed Ownership Period, in material compliance with all applicable Mining Law and applicable Environmental Law;

(b)    each Company has obtained, and is in material compliance with, all Environmental or Mining Permits required for the conduct of its business and operations as currently conducted, and the ownership, occupation, operation and use of its Leased Real Property and other property, all such Environmental or Mining Permits are valid and in good standing and any applications for renewal of such Permits have been submitted on a timely basis;
(c)    there are no pending nor, to the Shareholders’ Knowledge, threatened Environmental Claims or other actions to deny, revoke or terminate any Environmental or Mining Permits possessed or applied for by any Company, and, to the Shareholders’ Knowledge, there has not been any such Environmental Claim during the Reed Ownership Period and, to the Shareholders’ Knowledge, prior to the Reed Ownership Period;
(d)    to the Shareholders’ Knowledge, there are no polychlorinated biphenyls or any asbestos or asbestos containing materials located on, under or within the Leased Real Property, and, to the Shareholders’ Knowledge, no Company sells or has sold any product containing asbestos or that utilizes or incorporates asbestos containing materials in any way;
(e)    no Company has received any pending Environmental Claim or notice of any currently threatened Environmental Claim;
(f)    during the Reed Ownership Period and, to the Shareholders’ Knowledge, prior to the Reed Ownership Period, no Company has agreed, and no Company is currently subject, to any outstanding Order under any Environmental Law or Mining Law;
(g)    to the Shareholders’ Knowledge, during the Reed Ownership Period and, to the Shareholders’ Knowledge, prior to the Reed Ownership Period, there has been no Release or threatened Release of any Hazardous Materials at any property currently owned, leased, controlled or operated by any Company in a manner that would reasonably be expected to result in material Liability under any Environmental Law or Mining Law;
(h)    during the Reed Ownership Period and, to the Shareholders’ Knowledge, prior to the Reed Ownership Period, no Company has owned, leased or conducted operations at any location other than the Leased Real Property and those locations referenced in Schedule 4.12(h);
(i)    no Leased Real Property is listed or, to the Shareholders’ Knowledge, is proposed to be listed on the National Priorities List, the Comprehensive Environmental Response, Compensation, and Liability Information System or the National Corrective Action Priority System;
(j)    to the Shareholders’ Knowledge, no Person, including any employee, has impaired health as the result of the operations of any Company or any Release from or on any land, building or other improvement owned, leased, controlled or used in the operation of any Company, other than with respect to impaired health documented by workers’ compensation claims or occurring or resulting from the Ordinary Course of Business;
(k)    to the Shareholders’ Knowledge, no underground storage tanks are or have ever been located on the Leased Real Property;

(l)    the Shareholders have caused the Companies to provide or make available to Buyer copies of all documents, records and written information in the Companies’ possession or control concerning Environmental Conditions or potential liability under Environmental Laws or Mining Laws, including previously conducted Environmental assessments, compliance audits, asbestos surveys and documents regarding any Releases at, upon or from the Leased Real Property, and Environmental and Mining agency reports and correspondence;
(m)    all Reclamation performed by or on behalf of any Company during the Reed Ownership Period and, to the Shareholders’ Knowledge, prior to the Reed Ownership Period, has been performed in all material respects in a manner and to the standards that a prudent person with the requisite skill and experience engaged in surface mining would perform such reclamation and meets in all material respects the requirements of the applicable Mining Permit and any associated mine reclamation plan approved by the Surface Mining Commission. The liability amounts for mine closing and reclamation obligations recorded on the Interim Financial Statements is, to the Shareholders’ Knowledge, equal to or in excess of the amount of such obligations, determined on the basis of such Company’s actual historic reclamation and closure costs and currently planned mine life. All reclamation bonds affecting the Companies’ operations have been approved as adequate by the required Governmental Authorities to complete Reclamation in accordance with all applicable Permits and Laws;
(n)    to the Shareholders’ Knowledge, none of the Leased Real Property constitutes tribal lands, land subject to treatment as a National Heritage Area, burial lands or cemeteries, land where the Companies’ valid existing rights as defined by the Surface Mining Control and Reclamation Act of 1977, as amended (“SMCRA”), have been challenged, lands that have been challenged as or declared unsuitable for mining under SMCRA or lands designated as critical habitat under the Endangered Species Act; and
(o)    to the Shareholders’ Knowledge, none of the Leased Real Property has any pre-historic or historic archeological sites that could reasonably be expected to impede the use of the Leased Real Property in the manner in which the Companies have historically used the Leased Real Property.
Section 4.13    Insurance.
(a)    Schedule 4.13(a) sets forth a complete and correct list of all currently effective policies of fire, real and personal property (including building, machinery, equipment, inventory and raw materials), workers’ compensation, general liability (including products), pollution/environmental, automobile and other insurance carried by each Company on the date of this Agreement. Such policies are in full force and effect, and no Company is in default under any of them.
(b)    Schedule 4.13(b) describes, with respect to each Company and any of its respective assets and properties, any self-insurance arrangement, including any reserves established thereunder.
(c)    Schedule 4.13(c) describes each applicable Mine, a list of the reclamation, fidelity or surety bond, and the Permit(s) applicable to such Mine for each location where any of the Companies has previously conducted mining operations which are now concluded but for which there are still reclamation, fidelity or surety bonds outstanding.
(d)    Except as set forth on Schedule 4.13(d): (i) all policies of insurance to which any Company is a party (A) are, to the Shareholders’ Knowledge, valid, outstanding and enforceable and (B) are sufficient for compliance with all applicable Laws and Contracts; (ii) no Company has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights or (B) any notice of cancellation or any other indication that any policy of insurance is no longer in full force or effect or that the issuer of any such policy of insurance is not willing or able to perform its obligations thereunder; (iii) each Company has paid all premiums due and payable under each policy of insurance to which it is a party; and (iv) to the Shareholders’ Knowledge, each Company has given notice to the insurer of all claims that may be insured thereby.
Section 4.14    Real Property.
(a)    Except as set forth in Schedule 4.14(a), no Company owns in fee, or, during the Reed Ownership Period, has owned in fee, any real property.
(b)    Except for the Leased Real Property and Right of Access Property, no Company leases, subleases, licenses or has any interests in any real property, and no other real property is controlled or used or held for use by the Companies in connection with or is otherwise necessary to carry on the business of the Companies as presently conducted, including real property leaseholds and subleaseholds, purchase options, easements, licenses, rights to access and rights of way. Schedule 4.14(b)(i) contains a complete and correct list of all coal leases, coal subleases, licenses, easements and all other leases, subleases or any other agreement (including all amendments, extensions, renewals, guaranties and other agreement with respect thereto) with respect to real property or minerals held by any Company as of the date hereof, other than the Right of Access Leases (each, a “Lease” and the real property subject to such Leases, the “Leased Real Property”). Schedule 4.14(b)(i) identifies the lessor of each parcel of Leased Real Property according to the applicable Lease and identifies the Mine at which such Leased Real Property is located and any applicable Permit number. The Leased Real Property and the appurtenant easements include all of the land, buildings, offices, structures, appurtenant easements and other improvements used or held for use in connection with or otherwise required to carry on the business of the Companies as presently conducted. No Company is in breach or default of any royalty, rental or other payment obligation under any of the Leases. Each Company is in material compliance with and enjoying quiet possession under each of the Leases. No Company has received any written notice and no Company is aware of any Action, demand or suit by a lessor or sublessor of any of the Leases claiming a material breach or default thereof or termination of any such Leases. Subject to the receipt of all Consents, neither the execution and delivery of this Agreement by the Shareholders nor the performance of their obligations hereunder constitutes or will constitute a breach, default or event of default under any such Leases. The Companies have delivered to Buyer a true and complete copy of each Lease. Schedule 4.14(b)(ii) contains a complete and correct list of all Right of Access Leases. “Right of Access Leases” means any and all coal leases, coal subleases, licenses, easements and all other leases, subleases or any other agreement (including all amendments, extensions, renewals, guaranties and other agreement with respect thereto) with respect to real property or minerals held by any Company during the Reed Ownership Period, the (A) terms of which have expired and which are no longer in force or effect or (B) the expiration of the terms of which are contingent on the release of Reclamation Performance Bonds, except that such Right of Access Leases and/or the applicable Permit have remaining reclamation obligations and associated rights of access (which rights of access and reclamation obligations survive the term of such Right of Access Lease). “Right of Access Real Property” means the real property subject to the Right of Access Leases. “Right of Access Leases” do not include any of the Leases or any leases or similar documents that evidenced rights of the Companies with respect to the Former Coal Mines (as defined in Section 4.14(b)(iii)). Schedule 4.14(b)(ii) identifies the lessor of each parcel of Right of Access Real Property according to the applicable Right of Access Lease and identifies the mine at which such Right of Access Real Property is located and any applicable Permit number. Except as specifically set forth in Schedule 4.14(b)(ii), the Companies have delivered to Buyer a true and complete copy of each Right of Access Lease. Schedule 4.14(b)(iii) contains a complete and correct list of all coal mines operated by any Company during the Reed Ownership Period other than coal mines that consist of Leased Real Property or Right of Access Real Property (the “Former Coal Mines”), identifying any applicable Permit numbers, which Former Coal Mines (and associated Permits) have no remaining reclamation obligations.
(c)    Except as set forth on Schedule 4.14(c):
(ii)    to the Shareholders’ Knowledge, there are no Actions in eminent domain or other similar Actions pending or threatened that would have an adverse effect on the use or operation of the Leased Real Property;
(iii)    to the Shareholders’ Knowledge, the present use and operation of the Leased Real Property does not violate any instrument of record or agreement affecting the Leased Real Property;
(iv)    no Company has received any written notice of violation or claimed violation of any applicable building, zoning, subdivision and other land use or similar Laws in connection with the use or operation of the Leased Real Property;
(v)    other than as reflected in the Leases with respect to the Leased Real Property, there are no Contracts to which any Company or any of its Affiliates is a party granting to any Person other than the Companies the right of use or occupancy of any portion of the parcels of the Leased Real Property; and
(vi)    to the Shareholders’ Knowledge, other than as reflected in the Leases with respect to the Leased Real Property, there are no Persons other than the Companies in possession of, or with rights to mine coal from, the Leased Real Property during the term of the applicable Lease with respect to such Leased Real Property.
(d)    No Company has taken any action to disturb the Leased Real Property related to the Reed No. 5 Mine permit.
(e)    For the avoidance of doubt, no representations or warranties are made in this Agreement with respect to title to any of the Leased Real Property.

Section 4.15    Mineral Assets; Company Assets.
(a)    Schedule 4.15(a) sets forth a list of all real property currently or during the Reed Ownership Period operated for the purpose of extracting coal (each, a “Mine”), which now is or during the Reed Ownership Period has been owned, leased or operated by a Shareholder or Company and the status of each such Mine.
(b)    The Mines have at all times during the Reed Ownership Period and, to the Shareholders’ Knowledge, prior to the Reed Ownership Period, been operated in compliance with applicable Law in all material respects, except as set forth on Schedules 4.8(a), 4.12, 4.24(c) and 4.24(d).
(c)    To the Shareholders’ Knowledge, the Companies have valid and enforceable leasehold interests in all of the Leased Real Property subject only to Permitted Liens. The assets currently owned or leased by the Companies include all of the facilities, machinery, equipment and other assets (whether tangible or intangible) used in or necessary for the Companies to conduct the business of the Companies as presently conducted.
(d)    All geological and reserve data, lithological data, test hole locations, drill hole distribution maps, logs, isopach maps, coal trees and laboratory coal data (the “Drilling Data”) provided by the Companies to Buyer that pertain to the Burton Bend I, Burton Bend II, Burton Bend III, Fishtrap, No Business Creek, Piney Woods, Town Creek and West Sipsey mine areas is accurate in all material respects to the Shareholders’ Knowledge. The Companies do not possess and, to the Shareholders’ Knowledge, have not possessed or reviewed data or information that indicates that the Drilling Data is unreliable or inaccurate in any material respect. For the avoidance of doubt, this Section 4.15(d) warrants the accuracy in all material respects of the Drilling Data but is not a warranty of the quantity or quality of the coal reserves with respect to the Leased Real Property.
(e)    The Companies are the only entities through which the Companies’ business is conducted, and the assets and properties currently owned, leased or licensed by the Companies constitute all of the tangible properties necessary to conduct the Companies’ business as it is currently conducted.
Section 4.16    Inventory. The Inventory is of a quality and quantity useable or saleable in the Ordinary Course of Business, subject only to the reserve for surplus or obsolete inventory set forth in the Financial Statements or the Interim Financial Statements. All of the Inventories have been valued at the lower of cost or market value on an average cost basis. Inventories now on hand that were purchased after the date of the Financial Statements were purchased in the Ordinary Course of Business at a cost not exceeding market prices prevailing at the time of purchase.
Section 4.17    Undisclosed Liabilities. Except as adequately reflected or reserved against in the Financial Statements, there exist no material Liabilities of any Company that would be required to be reflected on a balance sheet prepared in accordance with GAAP, except (a) Liabilities which have arisen after the Most Recent Fiscal Year-end in the Ordinary Course of Business or (b) as otherwise set forth on Schedule 4.17.
Section 4.18    Customers. Schedule 4.18 sets forth a correct and complete list of the ten

(10) largest customers (“Material Customers”) of the Companies (on a consolidated basis) in terms of sales for the 12-month period ended December 31, 2011 and the first six (6) months of 2012, together with the dollar amount of sales or services provided by the Companies during said period to each Material Customer. Except as set forth on Schedule 4.18, (a) no Company has received any notice that any of its Material Customers has ceased, or intends to cease after the Closing Date, to use its goods or services or to otherwise terminate or materially reduce its level of purchases to the Companies, and none of the Material Customers has reduced materially its business with the Companies from the levels achieved during the 12-month period ended December 31, 2011, (b) no Company is involved in any claim, dispute or controversy with any Material Customer and (c) no Company is involved in any claim, dispute or controversy with any of its other customers.
Section 4.19    Related Party Transactions. Except as set forth on Schedule 4.19, no officer, director, limited liability company managing member, stockholder, partner or member of any Company, any member of his or her immediate family or any of their respective Affiliates, including the Shareholders (“Related Persons”), (a) owes any amount to any Company nor does any Company owe any amount to, nor has any Company committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (b) is involved in any business arrangement or other relationship with any Company (whether written or oral), (c) owns any property or right, tangible or intangible, that is used by any Company, (d) has any claim or cause of action against any Company, nor is there any basis therefor, or (e) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person that is a competitor, supplier, customer, landlord, tenant, creditor or debtor of any Company.
Section 4.20    Labor Matters.
(a)    (i) No Company is a party to or bound by any union contract, collective bargaining agreement, employment contract, independent contractor agreement, consulting agreement or other similar type of Contract except as set forth on Schedule 4.20(a), (ii) during the Reed Ownership Period and, to the Shareholders’ Knowledge, prior to the Reed Ownership Period, no Company has agreed to recognize any union or other collective bargaining representative, no union or group of employees has made a pending demand for recognition and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Shareholders’ Knowledge, threatened to be brought or filed, with the National Labor Relations Board, and (iii) during the Reed Ownership Period and, to the Shareholders’ Knowledge, prior to the Reed Ownership Period, no union or collective bargaining representative has been certified as representing any employees of any Company, and, to the Shareholders’ Knowledge, no organizational attempt has been made or threatened by or on behalf of any labor union or collective bargaining representative with respect to any employees of any Company. During the Reed Ownership Period and, to the Shareholders’ Knowledge, prior to the Reed Ownership Period, no Company has experienced any labor strike, dispute, slowdown or stoppage, material grievance, claim of unfair labor practice or any other material labor difficulty. During the Reed Ownership Period and, to the Shareholders’ Knowledge, prior to the Reed Ownership Period, no Company has committed any unfair labor practice.
(b)    Buyer has been provided with a complete and correct list, by Company, of all employees of each Company, together with a description of their respective job titles and the rate of all regular compensation payable to each such Person in any and all capacities, and any regular or special compensation that will be payable to each such Person in any and all capacities as of the date of this Agreement other than the then-current accrual of regular payroll compensation. Schedule 4.20(b) sets forth a complete list of all bonus plans or practices of each of the Companies. No Company employs any employee who cannot be dismissed immediately without notice and, without further liability to such Company, other than with respect to accrued compensation and benefits, subject to applicable employment Laws. Except as set forth on Schedule 4.20(b) and except as expressly contemplated by this Agreement, to the Shareholders’ Knowledge, no employee of any Company intends to terminate his or her employment prior to or within two (2) years of the Closing.
(c)    Shareholders have delivered to Buyer a complete and correct list of all current and former employees of each Company who have been suspended, terminated, laid off, granted any leave of absence or otherwise placed in any non-active status from January 1, 2012 through the date of this Agreement. No Company has taken action with respect to employees that could be construed as a “plant closing,” “mass layoff” or “employment loss” within the meaning of the WARN Act during the ninety-day period ending on the Closing Date.
(d)    Except as set forth on Schedule 4.20(d), each Company is, and has been during the six (6) years prior to the date of this Agreement, in compliance in all material respects with all applicable Laws relating to wages, benefits, hours, overtime, terms and conditions of employment, discrimination, equal opportunity, harassment, immigration, disability, workers’ compensation, unemployment insurance, occupational health and safety and the reporting, collection and payment of withholding and/or social contribution Taxes or similar Taxes.
Section 4.21    Employee Plans.
(a)    Schedule 4.21(a) contains a true and complete list of (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA, (ii) all other severance pay, salary continuation, bonus, incentive, stock option, retirement, pension, welfare benefit, profit sharing or deferred compensation plans, contracts, programs, funds, or arrangements of any kind and (iii) all other employee benefit plans, contracts, programs, funds, or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic), and any trust, escrow, or similar agreement related thereto, whether or not funded, in respect of any present or former employees, directors, officers, managers, equityholders, consultants, or independent contractors of each Company or with respect to which any Company has made or is required to make payments, transfers, or contributions, in each case that are currently effective or as to which the Company currently has obligations (all of the above being hereinafter collectively referred to as “Employee Plans”). No Employee Plan (1) is maintained outside of the United States or (2) is intended to be qualified under Section 401(a) of the Code or has received a determination letter from the IRS. The Shareholders have caused the Companies to deliver to Buyer true, complete and correct copies of (A) each Employee Plan (or, in the case of any unwritten Employee Plans, descriptions thereof), (B) the most recent summary plan description for each Employee Plan for which such a summary plan description is required, and (C) each trust agreement, group annuity contract or other funding and financing arrangement relating to any Employee Plan.

(b)    Except as set forth on Schedule 4.21(b), each Employee Plan has been maintained, operated, and administered in compliance in all material respects with its terms and all applicable Laws except as would not have a Material Adverse Effect. There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Employee Plans that could result in any Liability or excise tax under ERISA or the Code being imposed on any Company.
(c)    There is no Action or Order (except routine claims for benefits) against or involving any Employee Plan. To the Shareholders’ Knowledge, there are no threatened Actions against or involving any Employee Plan (except routine claims for benefits).
(d)    Except as set forth on Schedule 4.21(d), the execution and performance of this Agreement will not (i) constitute a stated triggering event under any Employee Plan that will result in any payment (whether of severance pay or otherwise) becoming due from any Company to any current or former officer, employee, director or consultant (or dependents of such Persons), or (ii) accelerate the time of payment or vesting, or increase the amount, of compensation due to any current or former officer, employee, director or consultant (or dependents of such Persons) of any Company.
(e)    No Company nor any member of the Controlled Group currently has, and at no time in the past has had, an obligation to contribute to (i) a “defined contribution plan” as defined in Section 3(34) of ERISA; (ii) a “defined benefit plan” as defined in Section 3(35) of ERISA or a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code; (iii) a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code; or (iv) a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.
(f)    With respect to each group health plan benefiting any current or former employee of the Companies or any member of the Controlled Group that is subject to Section 4980B of the Code, each Company and each member of the Controlled Group has complied with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.
(g)    No Employee Plan is or at any time was funded through a “welfare benefit fund” as defined in Section 419(e) of the Code, and no benefits under any Employee Plan are or at any time have been provided through a voluntary employees’ beneficiary association (within the meaning of subsection 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code).
(h)    All contributions, transfers and payments in respect of any Employee Plan, other than transfers incident to an incentive stock option plan within the meaning of Section 422 of the Code, have been or are fully deductible under the Code.
(i)    All (i) insurance premiums required to be paid with respect to, (ii) benefits, expenses, and other amounts due and payable under, and (iii) contributions, transfers, or payments required to be made to, any Employee Plan prior to the Closing Date will have been paid, made or accrued on or before the Closing Date.
(j)    With respect to any insurance policy providing funding for benefits under any Employee Plan, there is no Liability of any Company in the nature of a retroactive rate adjustment, loss sharing arrangement, or other actual or contingent Liability, nor would there be any such Liability if such insurance policy was terminated at or after the Closing.
(k)    No Employee Plan provides benefits, including death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by Law or (ii) accrued but unused vacation pay or (iii) coverage through the last day of the calendar month in which termination of employment occurs.
(l)    Except as provided on Schedule 4.21(l), no Company has agreed or committed to institute any plan, program, arrangement or agreement for the benefit of employees or former employees of any Company other than the Employee Plans, or to make any amendments to any of the Employee Plans.
(m)    Each Company has reserved all rights necessary to amend or terminate each of the Employee Plans without the Consent of any other Person.
(n)    As of the Closing Date, no Employee Plan will provide benefits to any individual who is not a current or former employee of a Company, or the dependents or other beneficiaries of any such current or former employee.
(o)    No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of any Company or any of its affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Employee Plan currently in effect would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).
(p)    No Employee Plan is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) that is subject to Section 409A of the Code.
(q)    To the Shareholders’ Knowledge, with respect to independent contractors who perform services for any of the Companies, all Persons so classified satisfy, and have at all times satisfied, in all material respects the requirements of applicable Law to be so classified, except as set forth on Schedule 4.21(q).
(r)    To the extent a filing is required under applicable Law, each Company has filed an annual report (Form 5500), with all applicable schedules, for each Employee Plan for each applicable plan year since the inception of such Employee Plan.
Section 4.22    Absence of Certain Commercial Practices.
(a)    None of the Companies or, to the Shareholders’ Knowledge, any other Person acting on behalf of any Company has, directly or indirectly, (i) violated, or, to the Shareholders’ Knowledge, is currently being investigated or has been investigated for violating, the U.S. Foreign Corrupt Practices Act of 1977 or any other similar Law applicable to the conduct of business with Governmental Authorities or given or agreed to give any gift or similar benefit to any employee of any Governmental Authority who is or may be in a position to help or hinder the business of the Companies or assist the Companies in connection with any actual or proposed transaction relating to the Companies, (ii) paid, offered, promised, authorized or agreed to give any monies, gift or other thing of value or benefit to (A) any official or employee of any Governmental Authority (including an official or employee of any public international organization or of any business or enterprise owned by a Governmental Authority), (B) any political party, or employee or director thereof, or (C) any candidate for a political position or any political subdivision for the purpose of: (1) influencing any act or decision of such Person described in clauses (A)-(C), including a decision to not comply with his/her official duties; (2) inducing such Person described in clauses (A)-(C) to act or fail to act in violation of his/her legal duties; or (3) causing such Person described in clauses (A)-(C) to influence any act or decision of any Governmental Authority in order to obtain or retain business, or direct business toward any Person.
(b)    Each transaction during the prior three (3) years the value of which equals or exceeds $25,000 in connection with the business of the Companies is properly and accurately recorded on the books and records of the Companies.
Section 4.23    No Broker’s, Finder’s or Insider Fees. Except as set forth on Schedule 4.23, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Shareholders or any Company, and no Person has, or immediately following the consummation of the transactions contemplated hereby will have, as a result of any act or omission of any Company or any Shareholder, any right, interest or valid claim against Buyer for any commission, fee or other compensation as a broker, finder or financial advisor in connection with the execution of this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby, nor are there any fees or any payments or promises of payment, however characterized, that have been paid or that are or may become payable in connection with the transactions contemplated hereby or thereby to the Shareholders, any Company or any director, officer, manager or employee of any Company or any Affiliate of any of the foregoing.
Section 4.24    MSHA; OSHA.
(a)    The Companies have conducted their respective businesses and operations, and their respective assets have been maintained, in material compliance with MSHA, OSHA or similar Laws, as applicable, except as set forth on Schedule 4.24(a) and except for fully paid, discharged and settled citations and notices of violation issued by MSHA, the Alabama Surface Mining Commission or the Alabama Department of Environmental Management.
(b)    There are no investigations pending or, to the Shareholders’ Knowledge, threatened by any Governmental Authority or other third Person that would result in the imposition of any material Liability on any Company pursuant to MSHA, OSHA or similar Laws.
(c)    Except as set forth on Schedule 4.24(c), no Company owes any assessments, penalties, fines, liens, charges, surcharges, nor are there any other amounts due or owing pursuant to MSHA, OSHA or similar Law, and there have been no imminent danger orders, unwarrantable failure orders, failure to abate orders, or cessation orders, notices of a pattern of violations, or material assessments, under MSHA, OSHA or similar Law received by any of the Companies during the previous three (3) years.
(d)    Schedule 4.24(d) sets forth all reports of MSHA, OSHA or similar Law audits with respect to the business of any Company performed within the previous three (3) years by any Person (including any Company or the Shareholders). Schedule 4.24(d) sets forth all orders issued under MSHA, OSHA or similar Law, together with any appeals thereof, with respect to the business of the Companies within the previous three (3) years by any Person.
(e)    The Shareholders have caused the Companies to deliver or make available to Buyer copies of all orders and reports under MSHA, OSHA or similar Law with respect to the Companies for the past three years.
Section 4.25    Accounts Receivable. All accounts receivable, notes receivable, unbilled revenues, reimbursable costs and expenses and other claims for amounts due to any Company (including, for the avoidance of doubt, any accounts receivable due from Quality Coal Company, Inc. under the Assignment and Assumption Agreement Regarding Slate Creek, dated September 22, 2010) (collectively, “Accounts Receivable”) that are reflected on the Financial Statements, the Statement or on the accounting records of the Companies as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed by the Companies in the Ordinary Course of Business. To the Shareholders’ Knowledge, there is no contest, claim, defense or right of setoff with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable. Schedule 4.25 contains a complete and accurate list of all Accounts Receivable as of July 31, 2012, which list sets forth the aging of each such Account Receivable.
Section 4.26    Corporate Records.
(a)    Each Company has delivered to Buyer true, correct and complete copies of the articles of incorporation (each certified by the Secretary of State or other appropriate official of the applicable jurisdiction of organization) and by-laws (each certified by the secretary, assistant secretary or other appropriate officer of the applicable Company) or comparable organizational documents of each Company in each case as amended and in effect on the date hereof, including all amendments thereto.
(b)    The equity ownership information of each Company previously made available to Buyer is true, correct and complete.
Section 4.27    Bank Accounts. Schedule 4.27 sets forth a true and complete list of (a) the name and address of each bank with which any Company has an account or safe deposit box, (b) the name of each Person authorized to draw thereon or have access thereto and (c) the account number for each bank account of any Company.
Section 4.28    Quality. Except as set forth on Schedule 4.28, during the past three (3) years, (a) there have been no material disputes between any of the Companies and a third party relating to the quality of the coal sold by any of the Companies to such third party, and (b) there have been no discounts agreed to by any of the Companies with respect to any future sales of coal by any of the Companies.
Section 4.29    No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV (including the related Schedules) or as specifically set forth in the Ancillary Agreements, none of the Shareholders or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Shareholders or the Companies.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Shareholders that:
Section 5.1    Organization, Power and Authority. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Nevada and has full limited liability company power and authority to own, operate and lease its properties and assets as and where currently owned, operated and leased and to carry on its business as currently conducted. Buyer is duly qualified to do business as a foreign corporation and is in good standing in the State of Alabama and in each jurisdiction in which the nature of its business or the location of its properties makes such qualification necessary except where the failure to be qualified would not reasonably be expected to materially and adversely affect the ability of Buyer to consummate the transactions contemplated hereby.
Section 5.2    Validity of Agreements. Assuming due authorization, execution and delivery by the other parties hereto and thereto, this Agreement constitutes and, when executed and delivered, each of the Ancillary Agreements to which Buyer is to be a party, will constitute, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the General Enforceability Exceptions. Buyer has full limited liability company or corporate power and authority, as applicable, to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby to be consummated by it. The execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action of Buyer.
Section 5.3    No Conflict; Consent. Subject to the receipt of all Consents, including those set forth on Schedule 7.2(e), neither the execution and delivery of this Agreement or the Ancillary Agreements by Buyer, nor the performance of Buyer’s obligations hereunder or thereunder, will (a) violate, conflict with or result in a breach of any Laws or the Organizational Documents of Buyer or (b) violate, conflict with or result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any Contract to which Buyer is a party or by which it is bound or to which any of its assets are subject. Except as set forth on Schedule 7.2(e), no Consent is required in connection with the execution and delivery by Buyer of this Agreement or the Ancillary Agreements or the consummation by Buyer of the transactions contemplated hereby or thereby.

Section 5.4    Litigation. As of the date of this Agreement, there is no Action pending against or, to Buyer’s actual knowledge, threatened against or affecting Buyer that challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement and the Ancillary Agreements.
Section 5.5    No Broker’s or Finder’s Fees. Except as set forth on Schedule 5.5, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Buyer or any of its Affiliates, no Person has or, immediately following the consummation of the transactions contemplated by this Agreement, will have, as a result of any act or omission of Buyer or any of its Affiliates, any right, interest or valid claim against the Shareholders for any commission, fee or other compensation as a broker, finder or financial advisor in connection with the execution of this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby.
Section 5.6    Availability of Funds. Buyer has, and at the Closing will have, sufficient funds available to pay the Purchase Price and any expenses incurred by Buyer in connection with the transactions contemplated by this Agreement.
Section 5.7    Investment Intention. Buyer is acquiring the Shares for its own account, for investment purposes only and not with a view to the distribution of such Shares. Buyer understands that the Shares have not been registered under the Securities Act of 1933 and cannot be sold unless subsequently registered under the Securities Act of 1933 or an exemption from such registration is available.
ARTICLE VI
COVENANTS
Section 6.1    Interim Operations. From the date hereof until the Closing, except as set forth in Schedule 6.1 or as expressly permitted or required by this Agreement or as otherwise expressly consented to by Buyer in writing, and to the extent not prohibited by applicable Law, the Shareholders shall cause the Companies to:
(a)    conduct their respective businesses in the Ordinary Course of Business and use commercially reasonable efforts to (i) maintain and keep their properties and equipment in the same condition as they were on the date of this Agreement, subject to wear and tear normal to the industries in which the Companies operate, (ii) keep in full force and effect insurance presently maintained (or insurance comparable in amounts and scope of coverage), (iii) perform in all material respects all of their obligations under any Contracts, (iv) maintain their books and records in accordance with past practice, (v) comply in all material respects with all applicable Laws and Permits, (vi) maintain and preserve their business organizations intact and use commercially reasonable efforts to keep available to the Companies the services of present employees, agents and independent contractors of the Companies (and providing prompt notice to Buyer if any employee of a Company indicates he or she intends to leave employment of the Company), and (vii) use commercially reasonable efforts to preserve for the benefit of Buyer all goodwill of the Companies and their relationships with the suppliers, customers and others having business relations with them;
(b)    not change their Organizational Documents or merge or consolidate with or into any other Person;

(c)    subject to Section 6.1(a), not enter into any Contract described under Section 4.7(a);
(d)    not perform, take any action or incur or, to the extent within the reasonable control of the Companies, permit to exist any of the acts, transactions, events or occurrences of the type described in Section 4.6 that would have been inconsistent with the representations and warranties set forth therein had the same occurred after June 30, 2012 and prior to the date hereof;
(e)    not accelerate the collection of Accounts Receivable or defer the payment of accounts payable other than in the Ordinary Course of Business;
(f)    other than in connection with the reimbursement of expenses in the Ordinary Course of Business, not incur any Indebtedness, accelerate the repayment of any existing Indebtedness, or make any payment with respect to any Indebtedness other than nondiscretionary payments that become due and payable in the Ordinary Course of Business prior to the Closing Date;
(g)    not (i) make any change in the Tax reporting or accounting principles, practices or policies, including with respect to (A) depreciation or amortization policies or rates or (B) the payment of accounts payable or the collection of accounts receivable; (ii) settle or compromise any Tax liability; (iii) make, change or rescind any Tax election; (iv) surrender any right in respect of Taxes; (v) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, or (vi) amend any Tax Return;
(h)    not (i) increase the salary or other compensation of any employee of any Company outside the Ordinary Course of Business, (ii) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or similar arrangement made to, for, or with the employees of any Company or otherwise modify or amend or terminate any Employee Plan or (iii) enter into any deferred compensation, severance, special pay, or similar agreement or arrangement, or any other employment or consulting arrangement not terminable at will with no further Liability, with any employee;
(i)    not take any actions with respect to shot rock inventory other than in the Ordinary Course of Business; and
(j)    not take any action that would disturb the Leased Real Property related to the Reed No. 5 Mine permit.
Section 6.2    Reasonable Access.
(a)    Except as otherwise provided herein, from the date hereof until the Closing Date, upon reasonable advance notice furnished by Buyer to Mr. Reed and the Beneficiaries, which notice (notwithstanding Section 11.3) may be furnished either orally or in writing, the Shareholders will cause each Company to permit Buyer and Buyer’s attorneys, consultants, accountants and other representatives to have reasonable access during regular business hours, accompanied by Persons designated by the Shareholders, to each Company’s personnel and all of the Companies’ premises (whether leased or otherwise occupied), properties, employees, books, records (including Tax records), accountants’ working papers (whether of internal or outside accountants), Contracts and documents, and will cause each Company to furnish Buyer with copies of such documents and with such information with respect to the affairs of each Company as Buyer may from time to time reasonably request, provided, however, that Buyer shall not, other than as otherwise set forth in this Agreement, have the right to perform any investigative procedures that involve physical disturbance or damage to the Leased Real Property or Right of Access Real Property (including any Environmental testing or sampling) or any of the other assets of the Companies without the Shareholders’ Representative’s written consent, which consent may be withheld by the Shareholders’ Representative in its sole and absolute discretion; provided further, however, that Buyer shall not have the right to access any documents or information related to the negotiation, execution and implementation of the transactions contemplated by this Agreement or that may be protected by the attorney-client privilege. Such access shall not interfere in any material respect with the business of the Companies, and Buyer will not disclose such information prior to the Closing except to the extent required by applicable Law. Any such furnishing of such information to Buyer or any investigation by Buyer shall not affect Buyer’s right to rely on any representations and warranties made in this Agreement or in connection herewith or pursuant hereto.
(b)    For a period of seven (7) years following the Closing Date, Buyer will permit the Shareholders’ Representative or designees of the Shareholders’ Representative to have access upon reasonable notice during normal business hours to the books and records of the Companies (or copies or extracts thereof) with respect to periods or portions of periods ending on or before the Closing Date, as the Shareholders’ Representative may reasonably request in order to comply with applicable Tax Laws and to fulfill the Shareholders’ obligations under this Agreement and the Ancillary Agreements, provided, however, that any such access shall not unreasonably interfere with the conduct of the businesses of the Buyer or any of Buyer’s Affiliates. The Shareholders’ Representative (on behalf of the Shareholders) shall promptly reimburse Buyer for any and all out of pocket costs and expenses (excluding attorneys’ fees and costs, reimbursement for general overhead, salaries and employee benefits) incurred by Buyer, any Affiliate of Buyer or any of their respective representatives in connection with the foregoing. Any information, books and records or other documents accessed by the Shareholders’ Representative or its designees pursuant to this Section 6.2(b) shall not be used for any purpose other than as expressly permitted by this Section 6.2(b).
Section 6.3    Notification of Certain Matters. The Shareholders shall give notice to Buyer and Buyer shall give notice to the Shareholders, as promptly as reasonably practicable upon becoming aware of (a) any fact, change, condition, circumstance, event, occurrence or non-occurrence that has caused or is reasonably likely to cause any representation or warranty in this Agreement made by it to be untrue or inaccurate in any respect at any time after the date hereof and prior to the Closing, (b) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or (c) the institution of or the threat of institution of any Action against any of the Shareholders or any Company of any kind, including those related to this Agreement or the transactions contemplated hereby; provided that, except as set forth in the following sentence, the delivery of any notice pursuant to Section 6.3(a) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice, or the representations or warranties of, or the conditions to the obligations of, the parties hereto. Unless Buyer has the right to terminate this Agreement pursuant to Section 10.1(d) below by reason of the development and exercises such right within ten (10) Business Days immediately following the end of the cure period referred to in Section 10.1(d) below (or, if sooner, before the Closing Date), the written notification pursuant to this Section 6.3 will be deemed to have amended the Schedules attached hereto, to have qualified the representations or warranties contained in Section 4 above, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the development.
Section 6.4    Reasonable Best Efforts.
(a)    Upon the terms and subject to the conditions set forth in this Agreement, each of the Shareholders and Buyer agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in a reasonably expeditious manner, the transactions contemplated hereby and by the Ancillary Agreements and to obtain satisfaction or waiver of the conditions precedent to such transactions, including (i) the obtaining of all necessary actions or nonactions and Consents from Governmental Authorities and the making of all necessary registrations and filings as promptly as practicable and the taking of all steps as may be necessary to obtain a Consent from, or to avoid an Action or proceeding by, any Governmental Authority, (ii) the obtaining of all necessary Consents from third parties (all at the Shareholders’ expense; provided, nothing in this Section 6.4(a) shall require any Company or Shareholder to pay any form of consideration for any such Consents), (iii) the defending of any Actions challenging this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, including seeking to have any stay or temporary restraining order entered by any Governmental Authority vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the Ancillary Agreements.
(b)    To the extent not prohibited by Law, the Shareholders and Buyer shall use reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement. Each party shall give the other party reasonable prior notice of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Authority regarding any such filings or any such transaction. No party shall independently participate in any meeting, or engage in any substantive conversation, with any Governmental Authority in respect of any such filings, investigation or other inquiry without giving the other party prior notice of such meeting.
Section 6.5    Further Assurances. Following the Closing Date, the Shareholders and Buyer shall, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably be requested by Buyer or the Shareholders, to confirm and assure the rights and obligations provided for in this Agreement and the Ancillary Agreements and render effective the consummation of the transactions contemplated hereby and thereby, or otherwise to carry out the intent and purposes of this Agreement.

Section 6.6    No Shop. The Shareholders shall not, and shall not authorize or permit any officer, director, manager or employee of any Company, or any investment banker, attorney, accountant or other agent or representative retained by the Shareholders, any Company or any of their respective Affiliates to, directly or indirectly, (i) solicit, initiate or encourage any “other bid,” (ii) consider, accept or enter into any agreement with respect to any other bid or (iii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any other bid. The Shareholders’ Representative shall promptly advise Buyer orally and in writing of any other bid or any inquiry with respect to or which could lead to any other bid and the identity of the Person making any such other bid or inquiry and the material terms thereof. As used in this Section 6.5, “other bid” shall mean any proposal relating to the acquisition of any or all of the equity interests of any Company, or for a merger, sale of securities, sale, lease or license of substantial assets or similar transaction involving any Company, or for a cost-plus or hybrid cost-plus coal mining service agreement or coal sales agreement for the benefit of any potential customers, other than (A) the transactions contemplated by this Agreement and the Ancillary Agreements and (B) the sale of Inventory in the Ordinary Course of Business.
Section 6.7    Competitive Activity; Nonsolicitation; Confidentiality.
(a)    Non-Competition. Each Shareholder agrees that during the Noncompete Period, he, she or it shall not, directly or indirectly, (i) enter into, engage in, consult, manage or otherwise participate in the operation of any business which competes with the businesses of the Companies as conducted during any portion of the Reed Ownership Period through the Closing Date (the “Current Businesses”) within the Restricted Territory; (ii) solicit, divert, entice or otherwise take away any customers, prospective customers, business, cooperative associations, patronage or orders of the Companies with respect to the Current Businesses, or attempt to do so; (iii) solicit orders for, broker, or sell, any coal or other products or services offered or sold by the Companies in connection with the Current Businesses in competition with, or for any business that competes with, the Current Businesses within the Restricted Territory; or (iv) promote or assist, financially, by providing introductions or making marketing efforts for, or otherwise, any Person engaged in any business which competes with the Current Businesses within the Restricted Territory. Nothing contained in this Section 6.7 shall prohibit (A) any Shareholder from acquiring or holding at any one time a passive investment of less than two percent of the outstanding shares of capital stock of any publicly traded corporation that may compete with the Companies within the Restricted Territory, (B) the continuation of the surface and current mineral leasing businesses of Reed Energy, LLC (including with respect to the Lease Agreements and any other agreement between Reed Energy, LLC and Buyer, NACoal or their respective Affiliates, successors or assigns) and the fuel and lube sales and distribution business of Henry Oil Co., Inc., and the ownership, operation and disposition thereof by one or more of the Shareholders, in each case only to the extent that the business of such companies does not compete with the Current Businesses, including by not leasing, optioning, purchasing or otherwise controlling surface or mineral interests in lands on or under which the Companies intend to conduct mining-related activities within five (5) years in Walker County, Alabama, Jefferson County, Alabama or Tuscaloosa County, Alabama, (C) subject to the immediately preceding clause (B), the employment of the Beneficiaries by Reed Energy, LLC or Henry Oil Co., Inc., (D) the execution, delivery and performance of the Consulting Agreement, (E) any Beneficiary from being a consultant to Nelson Brothers solely with respect to blasting litigation expertise, or (F) any Shareholder from entering into, engaging in, consulting, managing or otherwise participating in the operation of any business that serves solely as an equipment vendor, including to companies in the coal mining industry. Notwithstanding Section 6.7(a)(B), if the Shareholders desire to lease, option, purchase or control any such surface or mineral interests in such lands, the Shareholders’ Representative may request in writing to Buyer such desire and, in the event that Buyer does not intend to conduct mining-related activities on or under such lands within five (5) years of Shareholders’ written request, Buyer shall not prevent Shareholders from leasing, optioning, purchasing or controlling such lands.
(b)    Non-Solicitation. During the Noncompete Period, each Shareholder agrees that he, she or it shall not, directly or indirectly, at any time solicit or induce or attempt to solicit or induce any employee(s), sales representative(s), agent(s), vendor(s) or consultant(s) of the Companies to terminate their employment, representation or other association with the Companies, except that the Shareholders, or any of them, may solicit and employ any of the employees listed on Schedule 6.7(b).
(c)    Non-Disclosure. From and after the Closing, no Shareholder shall disclose to any Person or use, and the Shareholders shall use their reasonable best efforts to prevent their respective Affiliates and representatives from disclosing to any Person or using, any Business Confidential Information except as required by law or legal process, as reasonably necessary to assert or protect his, her, its or their rights under or with respect to this Agreement or any of the Ancillary Agreements or as reasonably necessary to contest or defend against any claims or other Actions against any of them. “Business Confidential Information” means any proprietary, non-public information of the Companies that has commercial value or other utility and is related to the Companies, or the unauthorized disclosure of which could be detrimental to the value of the Companies, subject to the following exceptions: (i) information generally available to the public prior to the Closing (subject to the Shareholders’ compliance with their covenants set forth in Section 6.1); (ii) information that is or becomes generally available to the public through no action by any Company, any Shareholder, or any of their respective employees or representatives; or (iii) information that is later lawfully acquired by any Shareholder or any of their respective representatives from sources other than those related to their prior ownership of the Companies (provided that such source is not under an obligation to keep such information confidential); provided, however, that the Shareholders may disclose Business Confidential Information to their respective representatives in connection with the transactions contemplated by this Agreement and the Ancillary Agreements so long as such representatives are informed by the Shareholders of the nature of the Business Confidential Information and are directed by the Shareholders to hold the Business Confidential Information in confidence, and the Shareholders shall be responsible for any breach of the confidentiality provisions of this Section 6.7 by such representatives. If, after the Closing, any Shareholder or any of such Shareholder’s representatives or Affiliates is legally required to disclose any Business Confidential Information, such Shareholder shall (A) promptly notify Buyer to permit Buyer, at Buyer’s sole cost and expense, to seek a protective order or take other appropriate action and (B) cooperate as reasonably requested by Buyer in Buyer’s efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded such Business Confidential Information, but only at Buyer’s sole cost and expense. If, after the Closing, and in the absence of a protective order, any Shareholder or any of such Shareholder’s representatives is compelled as a matter of Law to disclose Business Confidential Information to a third party, such Shareholder may disclose (and such Shareholder shall cause any such representative(s) to disclose) to the third party compelling disclosure only the part of such Business Confidential Information as is required by Law to be disclosed; provided, however, that prior to any such disclosure, any such Shareholder will, and will cause any such representative(s), as applicable, to use good faith efforts to advise and consult with Buyer and its counsel as to such disclosure and the nature and wording of such disclosure, to the extent legally permitted.
(d)    Acknowledgment and Relief. The Shareholders acknowledge that (i) their respective obligations under this Section 6.7 are reasonable in the context of the Purchase Price and earn-out payments under this Agreement, the nature of Buyer and the Companies and the competitive injuries likely to be sustained by Buyer and the Companies if such Persons were to violate such obligations, (ii) the covenants in this Section 6.7 are adequately supported by consideration from Buyer for the benefit of such Persons, and (iii) the foregoing makes it necessary for the protection of Buyer and the Companies that such Persons uphold their respective obligations under this Section 6.7 for the reasonable time period contained herein. Accordingly, each Shareholder acknowledges and agrees that the remedy at law available to the Buyer for breach of any of such Person’s obligations under this Section 6.7 would be inadequate; therefore, in addition to any other rights or remedies that the Buyer may have at law or in equity, (i) Buyer may withhold as liquidated damages up to $3,000,000 of Quarterly Earn-out Payments to the Sellers if the Shareholders breach Section 6.7(a) by providing written notice to the Sellers, provided that the Shareholders do not cure the applicable breach within fifteen (15) Business Days from receipt of such notice or Buyer determines that such breach is not capable of cure, but is no longer ongoing and has not damaged any Company business, and (ii) temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision contained in this Section 6.7, without the necessity of proof of actual damage. If it shall be judicially determined that any Shareholder has violated this Section 6.7, then the period applicable to each obligation that such Person has been determined to have violated will automatically be extended by a period of time equal in length to the period during which such violation(s) occurred.
(e)    Other Agreements. The obligations and restrictions set forth in this Section 6.7 are in addition to the provisions of any employment, consulting or other agreement between the Buyer and/or the Companies and the Shareholders that may be entered into from time to time and addresses the same or similar subject matter covered by this Section 6.7. In the event that any restriction set forth in this Section 6.7 is deemed to exceed any limitation on time, geographic scope or other limitation permitted under applicable Law, then such restriction shall be deemed to be reformed such that the maximum time, geographic scope or other limitation permitted under applicable Law shall be deemed to apply.
Section 6.8    Taxes.
(a)    For purposes of this Agreement, the portion of Tax with respect to the income, property or operations of each Company that is attributable to any Straddle Period will be apportioned between the period of the Straddle Period that extends before the Closing Date through the Closing Date (the “Pre-Closing Straddle Period”) and the period of the Straddle Period that extends from the day after the Closing Date to the end of the Straddle Period (the “Post-Closing Straddle Period”) in accordance with this Section 6.8(a). The portion of such Tax attributable to the Pre-Closing

Straddle Period will (i) in the case of any Taxes other than sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period and denominator of which is the number of days in the Straddle Period, and (ii) in the case of any sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed equal to the amount that would be payable if the Straddle Period ended on and included the Closing Date. The portion of Tax attributable to a Post-Closing Straddle Period shall be calculated in a corresponding manner. To the extent that any Tax for a Straddle Period is based on the greater of a Tax on net income, on the one hand, and a Tax measured by net worth or some other basis not otherwise measured by income, on the other hand, the portion of such Tax related to the Pre-Closing Straddle Period and the Post-Closing Straddle Period will be determined based on the foregoing and based on the manner in which the actual Tax liability for the entire Straddle Period is determined. In the case of a Tax that is (x) paid for the privilege of doing business during a period (a “Privilege Period”) and (y) computed based on business activity occurring during an accounting period ending prior to the privilege period, any reference to a “Tax period,” a “tax period” or a “taxable period” shall mean such accounting period and not the privilege period. Proration of property taxes will be made on the basis of the most recent officially certified tax valuation and tax assessment rate for the corresponding assets. If the valuation or rate pertain to a tax period other than that in which the Closing occurs, such proration will be recalculated at such time as actual tax bills for such period are available, and the parties will cooperate with each other in all respects in connection with such recalculation and pay any sums due in consequence thereof to the party entitled to recover the same within sixty (60) days after notice of the issuance of such actual tax bills.
(b)    Buyer will timely prepare and file (or cause to be timely prepared and filed) with the appropriate Taxing Authorities all Tax Returns of any Company for any Straddle Period (other than any Tax Returns for any Pre-Closing Straddle Period for which the parties have joint responsibility under this Section or for which the Shareholders have filing responsibility under Section 6.8(c)) (the “Buyer Returns”). Buyer will make available to the Shareholders’ Representative any Buyer Returns with respect to any Straddle Period for review and comment at least 20 days prior to the respective due dates of such Buyer Returns, and the Shareholders Representative will provide Buyer with the Shareholders’ comments no later than 15 days before the respective due dates of such Buyer Returns; provided, however, that in the event such Buyer Returns are due within 30 days of the Closing Date, Buyer will provide such Buyer Returns to the Shareholders Representative at least ten days prior to the respective due date, and the Shareholders Representative will provide Buyer with the Shareholders’ comments no later than seven days before the respective due date of such Buyer Returns.
Buyer and the Shareholders will jointly prepare and file (or cause to be timely prepared) with the Taxing Authorities all Tax Returns of any Company containing any Pre-Closing Straddle Period. Not later than five Business Days prior to the actual date of filing of any Tax Return that is required to be filed with respect to a Straddle Period, the Shareholders will pay (or cause to be paid) to Buyer cash in an amount equal to the Taxes allocable to the Pre-Closing Straddle Period (as determined pursuant to Section 6.8(a)) shown on such Tax Return.

(c)    The Shareholders will timely prepare and file (or cause to be timely prepared and filed) with the appropriate Taxing Authorities all Tax Returns with respect to the Companies for all Pre-Closing Tax Periods including any Tax Return based upon or measured by income of any Company that extends before the Closing Date and ends on or before the Closing Date (the “Seller Returns”), and will pay (or cause to be paid) all Taxes with respect to the Seller Returns (whether imposed on the Companies or the (direct or indirect) equityholders of any Company or its Affiliates). Any payment the Shareholders are obligated to make pursuant to Section 6.8(c) with respect to Taxes of the Companies pursuant to Section 1374 of the Code shall be paid first, to the extent there are sufficient funds in the Tax Escrow Account, by release of funds to the Buyer from the Tax Escrow Account by the Escrow Agent pursuant to and upon compliance with the procedures set forth in the Escrow Agreement. The Shareholders Representative will make available to Buyer any Seller Returns for review and comment at least twenty (20) days prior to the respective due dates of such Seller Returns, and Buyer will provide the Shareholders Representative with Buyer’s comments no later than ten (10) days before the respective due dates of such Seller Returns. Buyer shall appoint BRJ as Assistant Treasurer after the Closing Date for the sole purpose of signing all Seller Returns. BRJ shall duly execute all such Seller Returns at least two days before the due date for any such Seller Return. BRJ’s sole responsibility will be the signing of any such Seller Returns and after all Seller Returns have been filed, Buyer shall remove BRJ as Assistant Treasurer.
(d)    All transfer, documentary, sales, use, stamp, registration, value-added and other such Taxes and fees (including any penalties and interest) imposed on Buyer or any Company in connection with this Agreement (“Transfer Taxes”) will be borne and paid one-half by the Shareholders and one-half by Buyer when due and the party required by applicable law shall, at their own expense, cause to be filed all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. Each party shall use reasonable best efforts to obtain any available exemptions from such Transfer Taxes and to cooperate with the other party in providing any information or documentation that may be necessary to obtain such exemptions. Each party shall use its commercially reasonable efforts to obtain any available exemptions from Transfer Taxes.
(e)    In connection with the preparation of Tax Returns, audit examinations, and any administrative or judicial proceedings relating to the Tax liabilities imposed on or with respect to any Company, Buyer and such Company, on the one hand, and the Shareholders, on the other hand, shall cooperate fully with each other, including, without limitation, the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims by Taxing Authorities as to the imposition of Taxes.
(f)    This Section 6.8(f) and not Section 9.2 shall control any inquiry, assessment, proceeding or other similar event relating to Taxes of any Company. The Shareholders’ Representative shall have the right to represent the interests of any Company before the relevant Taxing Authority with respect to any inquiry, assessment, proceeding or other similar event with respect to any Company (a “Tax Matter”) relating solely to any Pre-Closing Tax Period and shall have the right to control the defense, compromise or other resolution of any such Tax Matter, including responding to inquiries, preparing Tax Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of

Taxes of, or relating to, such Tax Matter; provided, however, (i) Buyer has the right (but not the duty) to participate in the defense of such Tax Matter and to employ counsel, at its own expense, separate from counsel employed by Sellers, and (ii) the Shareholders’ Representative shall not enter into any settlement of or otherwise compromise any such Tax Matter without the prior written consent of Buyer, which consent shall not be unreasonably conditioned, withheld or delayed. Buyer shall have the right to represent the interests of any Company before the relevant Taxing Authority with respect to any Tax Matter that relates solely to any Post-Closing Tax Period or Straddle Period and has the right to control the defense, compromise or other resolution of any such Tax Matter, including responding to inquiries, filing Tax Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Tax Matter; provided, however, (i) the Shareholders’ Representative shall have the right (but not the duty) to participate in the defense of such Tax Matter and to employ counsel, at its own expense, separate from counsel employed by Buyer, and (ii) Buyer shall not enter into any settlement of or otherwise compromise any such Tax Matter that affects the liability of the Shareholders, whether pursuant to Section 9.1 or otherwise, without the prior written consent of the Shareholders’ Representative, which consent shall not be unreasonably conditioned, withheld or delayed.
Buyer shall have the right to represent the interests of any Company before the relevant Taxing Authority with respect to any Tax Matter that relates to both a Pre-Closing Tax Period and a Post-Closing Tax Period or Straddle Period (joint audit) and has the right to control the defense, compromise or other resolution of any such Tax Matter, including responding to inquiries, filing Tax Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Tax Matter; provided, however, (i) the Shareholders’ Representative shall have the right to participate in the defense of such Tax Matter to the extent permitted by applicable law and to employ counsel, at its own expense, separate from counsel employed by Buyer, (ii) Buyer shall not enter into any settlement of or otherwise compromise any such Tax Matter that affects the liability of the Shareholders, whether pursuant to Section 9.1 or otherwise, without the prior written consent of the Shareholders’ Representative, which consent shall not be unreasonably conditioned, withheld or delayed, and (iii) with respect to and solely to the extent of a Tax Matter that relates to a Pre-Closing Tax Period, Buyer will represent the Company’s interests and Shareholders’ interests with respect to such Tax Matter in a manner consistent, in all material respects, with the reasonable requests and instructions of the Shareholders’ Representative or its counsel that are communicated in writing to Buyer or Buyer’s counsel, or communicated orally to Buyer’s chief financial officer, to the chief financial officer of Buyer’s parent company, to any officer of Buyer, a Company or any Affiliate thereof who is in charge of the representation of a Company in such Tax Matter, to any representative designated by any of the foregoing, or to Buyer’s counsel, including, without limitation, with respect to positions taken, information presented, defenses offered and other communications to or with the applicable Tax Authority or its representatives. In the event that Buyer or its representatives fail to materially comply with the immediately preceding sentence, including, without limitation clause (iii) thereof, Buyer shall pay the amount of any increased Tax liability of Sellers or the Company arising from the resolution of such Tax Matter (including, without limitation, as it relates to the Pre-Closing Tax Period), including penalties and interest paid by the Sellers or the Company, and Buyer shall not have a right to recover the amount of such increased Tax liability from Shareholders or the Shareholders’ Representative, and shall not have a right to indemnification by Shareholders under Section 9.1(a) with respect to the amount of such increased Tax liability.
(g)    The Shareholders and Buyer shall join in making an election under Section 338(h)(10) of the Code (and any corresponding election under state, local, and foreign Tax Law) with respect to the purchase and sale of the Minerals Shares, the Hauling Shares and the C&H Shares hereunder (collectively, the “Section 338(h)(10) Elections”). In furtherance of the preceding sentence, the Shareholders and Buyer shall jointly prepare the election forms and after the applicable parties have signed the forms as are required by applicable Law to effect the Section 338(h)(10) Elections jointly file them. The Shareholders shall include any income, gain, loss, deduction, or other Tax item resulting from the Section 338(h)(10) Elections on their Tax Returns to the extent required by applicable Law, and shall take no position inconsistent with treating the purchase by Buyer of the Minerals Shares, the Hauling Shares and the C&H Shares as a transaction to which Section 338(h)(10) applies. The consideration paid for the Minerals Shares, the Hauling Shares and the C&H Shares hereunder and the liabilities (to the extent included in amount realized for federal income Tax purposes) of Reed Minerals, Reed Hauling and C&H Mining shall be allocated among the Minerals Shares, the Hauling Shares and the C&H Shares and then the assets of Reed Minerals, Reed Hauling and C&H Mining in accordance with their fair market values set forth on Schedule 6.8(g) (the “Allocation Schedule”) and Section 338 of the Code and, as adjusted, if necessary, consistent with any Purchase Price adjustment; provided that such adjustment will not include adjustments regarding allocations to “net mineral rights/reserves” or “net property and equipment” without the Shareholders’ Representative’s consent. Buyer, the Shareholders and each of their Affiliates shall file all Tax Returns in a manner consistent with such Allocation Schedule, and none of the parties will voluntarily take any position inconsistent with the Allocation Schedule in any inquiry, assessment, audit, action, proceeding or other similar event relating to Taxes.
(h)    All Tax sharing or allocation agreements, arrangements or similar Contracts with respect to or involving any Company will be terminated as of the Closing Date and, after the Closing Date, no Company will be bound thereby or have any liability thereunder.
Section 6.9    Release by the Shareholders; Release by the Companies.
(a)    Effective as of the Closing, each of the Shareholders, on behalf of themselves and their respective Affiliates, heirs, successors and assigns (collectively, the “Seller Related Persons”), hereby absolutely, unconditionally and irrevocably releases and discharges, fully, finally and forever, each Company, Buyer, and Buyer’s respective Affiliates, agents, representatives, directors, officers and employees (together, the “Buyer Released Parties”) from any and all claims, demands, rights, causes of action, proceedings, orders, remedies, obligations, damages and liabilities of whatsoever kind or character arising as a result of any event or condition, or action or inaction of the Buyer Released Parties, from the beginning of time until the Closing, whether known or unknown, absolute or contingent, both at Law and in equity, which such Seller Related Person ever had, now has, or ever may have, against any Buyer Released Party, including in any Seller Related Person’s capacity as a direct or indirect equityholder of any Company prior to the Closing and pursuant to any Contract between any Seller Related Person and a Buyer Released Party (as to each Seller Related Person, such Seller Related Person’s “Seller Related Person Claims”); provided, however, that Seller Related Person Claims shall not include (i) any claims pursuant to this Agreement or any Ancillary Agreement or other agreement executed at or after the Closing with a Buyer Released Party, (ii) any claims in the Shareholder’s capacity as an employee for vested rights under an employee benefit plan that cannot be waived pursuant to any applicable Law, or (iii) any claims in the Shareholder’s capacity as an officer, director, manager, agent or employee of any of the Companies in connection with rights to indemnification under the Organizational Documents of the Companies, or any of them, or insurance coverage under any directors’ and officers’ liability insurance policies, as contemplated by Section 6.12 below (subject to Sections 9.3(d) and 9.6).
(b)    No Shareholder has filed, and will not file or permit to be filed, any Action against any Buyer Released Party with any Governmental Authority or otherwise, based on events occurring on or prior to the Closing Date in relation to any matter released or purported to be released hereunder. No Shareholder has assigned, and will not assign, any Seller Related Person Claim and has not authorized, and will not authorize, any other Person to assert any Seller Related Person Claim on its or their behalf.
(c)    Each of the Shareholders expressly acknowledges that the release provided under this Section 6.9 is intended to include in its effect all claims within the scope of this release that the Shareholders do not know or suspect to exist in their favor at the time of execution hereof, and that this release contemplates the extinguishment of any such claim or claims.
(d)    Each of the Shareholders is aware that statutes exist that render null and void or otherwise affect or may affect releases and discharges of any claims, rights, demands, Liabilities, Actions and causes of action that are unknown to the releasing or discharging party at the time of execution of the release and discharge. Each of the Shareholders, for itself and the other Seller Related Persons, hereby expressly waives, surrenders and agrees to forego any and all protections, rights or benefits to which the Shareholders otherwise would be entitled by virtue of the existence of any such statute or the common law of any state, province or jurisdiction with the same or similar effect. Further, it is understood and agreed that the facts in respect of which the release provided under this Section 6.9 is given may turn out to be other than or different from the facts in that respect now known or believed by the Shareholders to be true; and with such understanding and agreement, each of the Shareholders expressly accepts and assumes the risk of facts being other than or different from the assumptions and perceptions as of any date prior to and including the Closing Date, and agrees that this release shall be in all respects effective and shall not be subject to termination or rescission by reason of any such difference in facts.
(e)    The release provided under this Section 6.9 shall extend to and be binding upon each of the Shareholders, and each such Person’s legal successors and assigns, and all other Seller Related Persons, and shall inure to the benefit of all of the Buyer Released Parties.
(f)    Effective as of the Closing, Buyer and each of the Companies, on behalf of themselves and their respective Affiliates, successors and assigns (collectively, the “Company Related Persons”), shall absolutely, unconditionally and irrevocably release and discharge, fully, finally and forever, each of the Shareholders and Anthony Allen (together, the “Seller Released Parties”) from any and all claims, demands, rights, causes of action, proceedings, orders, remedies, obligations, damages and liabilities of whatsoever kind or character arising as a result of any event or condition, or action or inaction of the Seller Released Parties, from the beginning of time until the Closing, whether known or unknown, absolute or contingent, both at Law and in equity, which such Company Related Person ever had, now has, or ever may have, against any Seller Released Party (as to each Company Related Person, such Company Related Person’s “Company Related Person Claims”) pursuant to a Company Release in the form of Exhibit D attached hereto which shall be executed and delivered by and on behalf of each Company as a condition to the Shareholders’ obligations to consummate the transactions hereunder at Closing; provided, however, that Company Related Person Claims shall not include (i) any claims pursuant to this Agreement or any Ancillary Agreement or other agreement executed at or after the Closing with a Seller Released Party, or (ii) any claims resulting from a Seller Released Party’s knowing and intentional fraud or conviction of an intentional criminal act.
Section 6.10    Correspondence. The Shareholders shall promptly forward to Buyer any mail (including electronic mail) that such Person receives after the Closing Date that is intended for any Company or the owner of any Company. The Buyer shall, and shall cause the Companies to, promptly forward to the Shareholders’ Representative any mail (including electronic mail) that Buyer or any of the Companies receives after the Closing Date that is intended for any Shareholders other than in the capacity of an officer, director, manager or current owner of any Company or in relation to the Cooperative or other Company business.
Section 6.11    Use of Names. The Shareholders hereby agree that upon the Closing, Buyer and the Companies shall have the sole right to the use of (a) the names of the Companies and (b) any service marks, trademarks, trade names, d/b/a names, fictitious names, identifying symbols, logos, emblems, signs or insignia (collectively, “Marks”) used or owned exclusively by any or all of the Companies, including any name, mark, trademark, and service mark listed on Schedule 4.9 (collectively, the “Company Marks”); provided, however, that nothing in this Section 6.11 shall prohibit the Shareholders or any of their post-Closing Affiliates from using the name “Reed,” “Reed Energy,” “Reed Energy, LLC” or any Marks related thereto or containing or comprising such name or Marks in business other than the Current Businesses. Following the Closing, the Shareholders shall not, and shall not permit their respective Affiliates to, use any of the Company Marks. Following the Closing, Buyer shall not, and shall not permit its Affiliates to, use any name or Marks containing “Reed”, “Reed Energy” or “Reed Energy, LLC” other than the Company Marks; provided, however, that Buyer shall have a reasonable transitional period after the Closing to remove signs at the Leased Real Property that utilize the “Reed Energy” name and to change any Company email addresses that utilize the “Reed Energy” name. In furtherance thereof, as promptly as practicable but in no event later than 90 days following the Closing Date, the Shareholders shall remove, strike over or otherwise obliterate all Company Marks from all vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals and forms held by, or under the control of, the Shareholders and their post-closing Affiliates.
Section 6.12    Indemnification and Insurance. Buyer agrees that all rights to indemnification or exculpation now existing in favor of the employees, agents, directors, managers or officers of the Companies (the “Company Indemnified Parties”) as provided in the Organizational Documents of the Companies as of December 31, 2011 shall continue in full force and effect in respect of events occurring prior to the date hereof following the Closing Date, subject to Sections 9.3(d) and 9.6 below. Buyer agrees to cause the Companies to perform all officer and director indemnification obligations to be performed by the Companies under the Organizational Documents to the extent permitted by Alabama law.
Section 6.13    Personal Guaranties. Buyer shall provide the Shareholders with reasonable assistance to procure the release on or prior to the Closing Date of each of the personal guaranties and indemnities identified on Schedule 6.13 and, if any such release is not procured on or prior to the Closing Date, then Buyer shall continue to provide the Shareholders with reasonable assistance to procure such release after the Closing Date. Each of Buyer and the Shareholders shall provide reasonable assistance and cooperation to procure the release of any other personal guaranty or indemnity made by any Shareholder prior to the Closing Date to the extent such guaranty or indemnity is a guaranty or indemnity of a Company obligation for any item of Certified Indebtedness or any Contract listed on Schedule 4.7(a), excluding any guaranties with respect to environmental or undisclosed Reclamation liabilities (such personal guaranties and indemnities, together with the personal guaranties and indemnities set forth on Schedule 6.13, the “Personal Guaranties”). Each of Buyer and the Shareholders shall provide prompt notice to the other upon becoming aware of any such Personal Guaranty not identified on Schedule 6.13. For the avoidance of doubt, Buyer acknowledges that any efforts by the Shareholders to provide the assistance contemplated by this Section 6.13 or other reasonable efforts by or on behalf of the Shareholders to obtain a release of a personal guaranty or indemnity with respect to any Company obligation will not in and of itself be deemed a violation of Sections 6.1 or 6.7 of this Agreement.
Section 6.14    Reclamation Performance Bonds. Buyer will use reasonable best efforts and the Shareholders will reasonably cooperate with Buyer so that each of the Reclamation Performance Bonds existing at the Closing as to which any Company is a principal shall be replaced with a reclamation performance bond satisfactory to the Alabama Surface Mining Commission as to which Buyer or an Affiliate of Buyer is the principal, and so that the surety for such then existing bond shall release all collateral (which shall be remitted to the Sellers immediately upon release) and to terminate any related Personal Guaranties. If any reclamation performance bonds are not replaced by December 31, 2012, then Buyer shall reimburse the Shareholders’ Representative for the First National Cash Amount and terminate any and all related Personal Guaranties existing as of December 31, 2012 (but in no event shall such reimbursement be in an amount less than the balance of the First National Cash Amount as of the Closing Date). In the event that the First National Cash Amount is reduced following the Closing for any reason (whether due to a claim with respect to the Reclamation Performance Bonds or otherwise), the Buyer shall reimburse the Shareholders’ Representative for the full amount of such reduction to the extent not already paid or reimbursed by one or more of the Companies.
ARTICLE VII
CONDITIONS TO THE OBLIGATIONS OF BUYER AND THE SHAREHOLDERS
Section 7.1    Conditions to Obligations of Each Party. The respective obligations of the Shareholders and Buyer to consummate the transactions contemplated by this Agreement are subject to there being no Law or Order enacted, entered, enforced or issued preventing the consummation of the transactions contemplated hereby.
Section 7.2    Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement to be performed at the Closing are subject to the satisfaction or fulfillment of the following conditions precedent, any of which may be waived in whole or in part in writing by Buyer:
(a)    the Shareholders shall have delivered, or caused to be delivered, all of the items required by Section 3.2;
(b)    all representations and warranties of the Shareholders set forth in this Agreement or in any document delivered pursuant hereto (i) shall be true and correct in all respects (in the case of any representation and warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) when made and (ii) shall be repeated and shall be true and correct in all respects (in the case of any representation and warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) on and as of the Closing Date. The Shareholders shall have performed or complied in all material respects with all covenants and agreements contemplated by this Agreement to be performed by the Shareholders at or prior to the Closing Date;
(c)    there shall not have occurred any Material Adverse Effect;
(d)    effective upon Closing, there shall be no Seller Related Persons who are employed by any Company;
(e)    Buyer shall have received written Consents from all third parties set forth on Schedule 7.2(e) to effect the transactions contemplated by this Agreement and the Ancillary Agreements; and
(f)    Buyer shall be satisfied that no material Company Permit will be impaired or in any way adversely affected by the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.
Section 7.3    Conditions to Obligations of the Shareholders. The obligations of the Shareholders to consummate the transactions contemplated by this Agreement to be performed at the Closing are subject to the satisfaction or fulfillment of the following conditions precedent, any of which may be waived in whole or in part in writing by the Shareholders’ Representative (on behalf of all Shareholders):
(a)    Buyer shall have delivered all of the items required by Section 3.3; and
(b)    all representations and warranties of Buyer set forth in this Agreement or in any document delivered pursuant hereto (i) shall be true and correct in all respects (in the case of any representation and warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) when made and (ii) shall be repeated and shall be true and correct in all respects (in the case of any representation and warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) on and as of the Closing Date.
Section 7.4    Frustration of Closing Conditions. Neither Buyer nor the Shareholders may rely on the failure of any condition set forth in Section 7.1, Section 7.2, or Section 7.3, as the case may be,

to be satisfied if such failure results in whole or in part from such party’s failure to comply with its obligations to consummate the transactions contemplated by this Agreement and the Ancillary Agreements as required by the provisions of this Agreement.
ARTICLE VIII
EMPLOYEE MATTERS
Section 8.1    Benefits and Compensation. For the period beginning on the Closing Date through December 31, 2012, Buyer shall provide to the employees of each Company (other than Mr. Reed, the Consultants and any employees who are Seller Related Persons) (the “Company Employees”) compensation and benefits that are substantially comparable in the aggregate to the compensation and benefits provided to such Company Employees immediately prior to the Closing, except for the items set forth on Schedule 8.1. Notwithstanding the foregoing or any other provision to the contrary, in no event will Buyer be required to provide Company Employees with any defined benefit pension plan, defined contribution retirement plan, retiree medical benefits or any other retiree welfare benefits and any such benefits provided to Company Employees prior to the Closing will not be taken into account when determining whether Buyer has satisfied its obligation set forth in the preceding sentence.
Section 8.2    Prior Service. Subject to the consent of its insurance carriers, if applicable, Buyer shall recognize each Company Employee’s service with the applicable Company as of the Closing as service with Buyer for purposes of Buyer’s employee welfare benefit plans (including vacation, disability and severance) to the extent such Company Employees participate therein on and after the Closing (the “Buyer’s Plans”).
Section 8.3    Transferred Employees. Except as otherwise provided elsewhere in this Article VIII, the terms of employment with Buyer or its Affiliates for the Company Employees shall be upon such terms and conditions as Buyer, in its sole discretion, shall determine. Nothing herein expressed or implied by this Agreement shall confer upon any employee, or legal representative thereof, any rights or remedies, including any right to employment, or for any specified period, of any nature or kind whatsoever, under or by reason of this Agreement.
Section 8.4    No Employment Rights or Third Party Beneficiaries. No provision of this Article VIII shall (a) create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of any Company or any other Person other than the parties hereto and their respective successors and permitted assigns, (b) constitute or create an employment agreement or (c) constitute or be deemed to constitute an amendment to any Employee Plan or any employee benefit plan sponsored or maintained by Buyer or its Affiliates.
ARTICLE IX
INDEMNIFICATION AND SURVIVAL
Section 9.1    General Indemnification Obligation.
(a)    The Shareholders hereby agree, jointly and severally, to indemnify, defend and hold harmless Buyer, its Affiliates (including the Companies), and their respective directors, officers, managers, employees, Affiliates, shareholders, agents, advisers, representatives, successors and assigns (each, a “Buyer Indemnified Party”) from and against, and pay and reimburse the Buyer Indemnified Parties for, any and all losses, liabilities, claims, obligations, deficiencies, demands, judgments, damages, interest, fines, penalties, claims, suits, actions, causes of action, assessments, awards, costs and expenses (including costs of investigation and defense and attorneys’ and other professionals’ fees), whether or not involving a Third Party Claim, in each case net of any insurance proceeds received from third party insurers and, except for claims for consequential damages for a breach of Section 6.7, in each case excluding any type of punitive, consequential, incidental, indirect, special or exemplary damages or diminution in value (except to the extent such damages are awarded to a third party in connection with a Third Party Claim) (individually, a “Loss” and, collectively, “Losses”):
(i)    based upon, attributable to or resulting from the failure of any of the representations or warranties made by the Shareholders in this Agreement (including any Schedule or Exhibit attached hereto) or under any Ancillary Agreement to be true and correct in all respects at and as of the date hereof and at and as of the Closing Date;
(ii)    based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Shareholders under this Agreement (including any Schedule or Exhibit attached hereto) or under any Ancillary Agreement;
(iii)    based upon, attributable to or resulting from any failure to timely or duly form Reed Management;
(iv)    based upon, attributable to or resulting from the ownership prior to the Closing by any Company of the real property identified on Schedule 4.14(a) or that is required to be identified on Schedule 4.14(a);
(v)    based upon, attributable to or resulting from the Dilworth Facility Lease, dated January 22, 2008, by and between Reed Minerals, McWane Coal Sales and Empire Coke Company, as amended (the “Dilworth Lease”), or any operations conducted by a Company on the Premises (as defined in the Dilworth Lease) prior to the termination of the Dilworth Lease;
(vi)    (A) all Taxes (or the nonpayment thereof) of any Company for any Pre-Closing Tax Period and any Pre-Closing Straddle Period; (B) all Taxes of any member of an affiliated, combined or unitary group of which any Company is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or foreign Law; and (C) any and all Taxes of any Person (other than any Company) imposed on any Company as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring on or prior to the Closing Date; and
(vii)    (A) all Taxes of any Company resulting from the Section 338(h)(10) Elections, including, without limitation, any Taxes pursuant to Section 1374 of the Code or any analogous or similar provision of state, local or foreign Law, and (B) any invalidity of the Section 338(h)(10) Elections due to a breach of the representation in Section 4.11(s).
(b)    Buyer hereby agrees to indemnify, defend and hold harmless the Shareholders and their respective Affiliates, agents, advisers, representatives, heirs, successors and assigns (each, a “Seller Indemnified Party”) from and against, and pay and reimburse the applicable Seller Indemnified Parties for, the amount of any Losses:

(i)    based upon, attributable to or resulting from the failure of  any representation or warranty made by Buyer in this Agreement (including any Schedule or Exhibit attached hereto) or under any Ancillary Agreement to be true and correct in all respects at the date hereof and as of the Closing Date;
(ii)    based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of Buyer under this Agreement or any Ancillary Agreement;
(iii)    all Taxes (or the non-payment thereof) of any Company for any Post-Closing Straddle Period and any Tax period after the Closing Date; and
(iv)    based upon, attributable to or resulting from any action of the Companies, Buyer, NACoal or their respective Affiliates or successors and assigns following the Closing Date with respect to any Personal Guaranties (as defined in Section 6.13).
(c)    The right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement (including any Schedule or Exhibit attached hereto) or under any Ancillary Agreement shall not be affected by any investigation conducted at any time, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant or agreement.
Section 9.2    Indemnification Procedures.
(a)    A claim for indemnification for any matter not involving a Third Party Claim (a “Direct Claim”) may be asserted by a party seeking indemnification (the “Indemnified Party”) by reasonably prompt written notice to the party from whom indemnification is sought (the “Indemnifying Party”), but in any event not later than sixty (60) days after the Indemnified Party becomes aware of such claim; provided, however, that failure to so notify the Indemnifying Party shall not preclude the Indemnified Party from any indemnification which it may claim in accordance with this Article IX. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, to the extent practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have sixty (60) days after its receipt of such notice to respond to such Direct Claim unless the Indemnifying Party’s notice advises that a more prompt response is reasonably necessary under applicable Law. If the Indemnifying Party does not so respond within such sixty (60) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
(b)    In the event that any Action shall be instituted or that any claim or demand shall be asserted by any third party in respect of which indemnification may be sought under Section 9.1 hereof (regardless of the limitations set forth in Section 9.3) (a “Third Party Claim”), the Indemnified Party shall give (or, in the case of a Shareholder, shall cause the Shareholders’ Representative to give) notice thereof (a “Claims Notice”) to the other party. A Claims Notice shall describe the Third Party Claim in reasonable detail, and shall indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnified

Party. No delay in or failure to give a Claims Notice by the Indemnified Party to the Indemnifying Party pursuant to this Section 9.2(b) shall adversely affect any of the other rights or remedies which the Indemnified Party has under this Agreement, or alter or relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party to the extent that such delay or failure has not materially prejudiced the Indemnifying Party. The Indemnifying Party shall have the right, exercisable by written notice to the Indemnified Party within thirty days of receipt of a Claims Notice from the Indemnified Party of the commencement or assertion of any Third Party Claim in respect of which indemnity may be sought hereunder, to assume and conduct the defense of such Third Party Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided, however, that (i) the Indemnifying Party has sufficient financial resources, in the reasonable judgment of the Indemnified Party, to satisfy the amount of any adverse monetary judgment that is reasonably likely to result; (ii) the Third Party Claim solely seeks (and continues to solely seek) monetary damages; and (iii) the Indemnifying Party expressly agrees in writing that as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be solely obligated to satisfy and discharge the Third Party Claim in accordance with the terms set forth in this Agreement (the conditions set forth in the foregoing clauses (i) through (iii), collectively, the “Litigation Conditions”). If the Indemnifying Party does not assume the defense of a Third Party Claim in accordance with this Section 9.2(b), the Indemnified Party may continue to defend the Third Party Claim at the expense of the Indemnifying Party. If the Indemnifying Party has assumed the defense of a Third Party Claim as provided in this Section 9.2(b), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that if (A) any of the Litigation Conditions cease to be met or (B) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim, the Indemnified Party may assume its own defense, and the Indemnifying Party shall be liable for all reasonable costs or expenses paid or incurred in connection therewith. The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Third Party Claim which the other is defending as provided in this Agreement. The Indemnifying Party, if it shall have assumed the defense of any Third Party Claim as provided in this Agreement, shall not, without the prior written consent of the Indemnified Party, consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim which (x) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a complete release from all Liability and Losses in respect of such Third Party Claim, (y) grants any injunctive or equitable relief, or (z) may adversely affect the business of the Indemnified Party. The Indemnified Party shall have the right to settle any Third Party Claim, the defense of which has not been assumed by the Indemnifying Parties after having been given notice and opportunity to defend in accordance with this Section 9.2(b). If the Indemnifying Party makes any payment on any Third Party Claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such Third Party Claim.
(c)    After any final decision, judgment or award shall have been rendered by a Governmental Authority of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the Indemnified Party and the

Indemnifying Party shall have arrived at a mutually binding agreement, in each case with respect to a Third Party Claim hereunder, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter, and the Indemnifying Party shall pay all of such remaining sums so due and owing to the Indemnified Party by bank wire transfer or transfers of immediately available funds (i) in the case of a Buyer Indemnified Party, from the Shareholders to an account designated by the applicable Buyer Indemnified Party to the Shareholders’ Representative within five (5) days after the final determination or settlement thereof, and (ii) in the case of a Seller Indemnified Party, from Buyer to an account designated by the Shareholders’ Representative to Buyer within five (5) days after the final determination or settlement thereof.
Section 9.3    Limitations on Indemnification; Survival.
(a)    An Indemnifying Party shall not have any liability for indemnification pursuant to Sections 9.1(a)(i) or 9.1(b)(i) unless the aggregate amount of Losses incurred by the Indemnified Parties and indemnifiable thereunder exceeds $312,500 (the “Basket”), in which case the Indemnifying Party shall be required to pay only the amount of all such Losses in excess of the Basket.
(b)    Subject to Section 9.5, the Shareholders shall not be required to indemnify any Persons under Section 9.1(a)(i) for an aggregate amount of Losses exceeding $12,000,000 (the “Cap Amount”); provided that neither the Basket nor the Cap Amount shall apply with respect to Losses related to the failure to be true and correct of any of the Fundamental Representations or with respect to any Losses related to the knowing and intentional fraud of the Shareholders. For the avoidance of doubt, Losses relating to Sections 9.1(a)(ii) through 9.1(a)(vii) and Losses with respect to the failure to be true and correct of any of the Fundamental Representations do not count towards the Cap Amount. The Shareholders shall not be required to indemnify any Persons under this Agreement for an aggregate amount of any Losses exceeding the Purchase Price.
(c)    In the event of any failure of any representations or warranties to be true and correct, then for purposes of calculating Losses hereunder, any materiality or Material Adverse Effect qualifications in such representations and warranties shall be disregarded.
(d)    The Shareholders shall have no right of contribution or other recourse against any Company or its respective directors, officers, employees, Affiliates, agents, attorneys, representatives, assigns or successors for any Third Party Claims for which Buyer Indemnified Parties are entitled to indemnification pursuant to Section 9.1(a).
(e)    All of the representations and warranties of the Shareholders and Buyer contained in this Agreement or the Ancillary Agreements, will survive the Closing hereunder and continue in full force and effect for a period of eighteen (18) months thereafter, except that (i) the Fundamental Representations and the representations and warranties contained in Sections 5.1, 5.2, 5.3, 5.5 and 5.7 will not expire, (ii) the representations and warranties contained in Section 4.21 will survive for 90 days after the expiration of the applicable statute of limitations, and (iii) the representations and warranties in Section 4.12 will continue for a period of four (4) years after Closing; provided, however, that any obligations under Sections 9.1(a)(i) and 9.1(b)(i) with respect to any Losses as to which the Person to be indemnified shall have given written notice on a reasonable basis and in good faith (stating in reasonably specific detail the basis of the claim for indemnification) to the Indemnifying Party in accordance with Section 9.2(b) prior to the expiration of the applicable survival period shall not thereafter be barred by the expiration of the applicable survival period and such claims shall survive until finally resolved.
Section 9.4    Adjustments to Purchase Price. Any payments made pursuant to Sections 2.3, 2.4 and 9.1 shall be treated as adjustments to the Purchase Price.
Section 9.5    Escrow.
(a)    Escrow Funds. On the Closing Date, Buyer shall, on behalf of the Shareholders, pay to Regions Bank, as agent to Buyer and the Shareholders (the “Escrow Agent”), in immediately available funds, (a) to a separate account designated by the Escrow Agent, an amount equal to $3,125,000 (the “General Escrow Amount”), and (b) to a separate account designated by the Escrow Agent, an amount equal to $4,100,000 (the “Tax Escrow Amount”), each in accordance with the terms of this Agreement and the Escrow Agreement, which will be substantially in the form attached as Exhibit A and will be executed at the Closing, by and among Buyer, the Shareholders, the Shareholders’ Representative and the Escrow Agent (the “Escrow Agreement”).
(b)    General Escrow. Subject to Section 6.8(c), any payment the Shareholders are obligated to make to any Buyer Indemnified Party pursuant to this Article IX shall be paid first, to the extent there are sufficient funds in the General Escrow Account, by release of funds to the Buyer Indemnified Parties from the General Escrow Account by the Escrow Agent pursuant to and upon compliance with the procedures set forth in the Escrow Agreement and shall accordingly reduce the General Escrow Amount. If the General Escrow Amount is insufficient to cover any remaining sums due then (i) first, the Shareholders shall, jointly and severally, be required to pay all of such additional sums up to the Maximum Shareholder Amount, if applicable, by wire transfer of immediately available funds, and (ii) then, to the extent the Maximum Shareholder Amount has been paid, Buyer will withhold Quarterly Earn-out Payments for the remainder of such amounts due until the aggregate amounts paid from the General Escrow Amount and paid or withheld pursuant to clauses (i) and (ii) equal the Cap Amount; provided that if it is determined that Buyer is not owed the amount withheld, Buyer will pay to the Shareholders’ Representative the amount owed plus Earn-out Interest from the applicable date of withholding. Notwithstanding the foregoing, with respect to claims under this Article IX relating to breaches of Fundamental Representations or claims other than pursuant to Section 9.1(a)(i), the Shareholders shall, jointly and severally, be required to pay all of such sums in excess of the General Escrow Amount and Buyer will not be limited to withholding the amount of the Quarterly Earn-out Payments. “Earn-out Interest” shall equal Interest plus 3%. On the 12-month anniversary of the Closing Date, the Escrow Agent shall release the General Escrow Amount (to the extent not utilized to pay Buyer for any indemnification claim) to the Shareholders’ Representative, except that the Escrow Agent shall retain an amount (up to the total amount then held by the Escrow Agent) equal to the amount of claims for indemnification under this Article IX prior to the 12-month anniversary of the Closing Date but not yet resolved (the “Unresolved Claims”). The General Escrow Amount retained for Unresolved Claims shall be released by the Escrow Agent (to the extent not utilized to pay Buyer for any such claims resolved in favor of Buyer) upon their resolution in accordance with this Article IX and the terms of the

Escrow Agreement.
Section 9.6    Contribution and Waiver. From and after the Closing, no Shareholder shall seek indemnification or contribution from the Companies (including by reason of the fact that he or it was a director, manager, officer, employee or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, manager, officer, employee or agent of another entity) for any breaches or in respect of any other payments required to be made by any Shareholder pursuant to this Agreement or the Ancillary Agreements.
Section 9.7    Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party or by reason of the fact that the Indemnifying Party knew or should have known that any such representation or warranty is, was or might be inaccurate.
Section 9.8    Exclusive Remedy. Buyer and the Shareholders acknowledge and agree that, except as otherwise provided in Section 6.7, Section 11.11 and Article X of this Agreement, the indemnification provisions in this Article IX shall be the exclusive remedy of Buyer and Shareholders with respect to claims against each other relating to the Companies and the transactions contemplated by this Agreement.
ARTICLE X
TERMINATION
Section 10.1    Termination of Agreement. This Agreement may be terminated:
(a)    by mutual written consent of Buyer and the Shareholders’ Representative at any time prior to the Closing;
(b)    by Buyer or the Shareholders’ Representative, if the Closing has not occurred on or before August 31, 2012 (the “Termination Date”), unless the failure of such consummation shall be due to the failure of the party wishing to terminate (which, in the case of a proposed termination by the Shareholders’ Representative, shall mean the Shareholders) to comply in all material respects with the agreements and covenants contained herein;
(c)    by the Shareholders’ Representative if there shall have been a misrepresentation or breach of any representation, warranty, covenant or agreement on the part of Buyer contained in this Agreement such that the condition set forth in Section 7.3(b) would not be satisfied, and which shall not have been cured prior to the earlier of (i) ten (10) Business Days following notice of such misrepresentation or breach and (ii) the Termination Date;
(d)    by Buyer if there shall have been a misrepresentation or breach of any representation, warranty, covenant or agreement on the part of the Shareholders contained in this Agreement such that the condition set forth in Section 7.2(b) would not be satisfied, and which shall not have been cured prior to the earlier of (i) ten (10) Business Days following notice of such misrepresentation or breach and (ii) the Termination Date; or
(e)    by either the Shareholders’ Representative or Buyer, by written notice to the other, in the event that any Governmental Authority will have issued a final, non-appealable Order, or adopted any applicable Law, in each case, permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.
The party desiring to terminate this Agreement pursuant to this Article X shall give written notice of such termination to the other party.
Section 10.2    Effect of Termination. If any party terminates this Agreement in accordance with Section 10.1, all obligations of the parties under this Agreement will terminate and none of the parties will have any Liability to the other parties hereto other than under this Section 10.2 and Article XI, which provisions will survive termination and remain in full force and effect without any limitation whatsoever; provided, however, that nothing in this Section 10.2 shall relieve any party from Liability for any willful and material breach hereof; provided further, however, that in the event the transactions contemplated by this Agreement are not consummated for any reason other than a termination pursuant to Section 10.1(d), Buyer shall promptly (no later than ten days following the Termination Date) reimburse the Companies for the Reimbursable Fees and an additional amount up to $500,000 in the aggregate for reasonable and documented third-party expenses incurred by the Companies or the Shareholders solely in connection with responding to due diligence requests of Buyer or its Affiliates and the Companies’ reasonable outside legal fees incurred in connection with the preparation and negotiation of the transactions contemplated hereby. All such third party expenses shall be documented by an invoice provided to Buyer by each such third party, which invoice shall be provided to Buyer as a condition to such payment.
ARTICLE XI
MISCELLANEOUS
Section 11.1    Waivers and Amendments. No amendment, modification or discharge of this Agreement (including any Schedule or Exhibit), and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any party hereto of a breach or of a default under any provisions of this Agreement, nor the failure by any party on one or more occasions to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.
Section 11.2    Shareholders’ Representative.
(a)    By virtue of the adoption of this Agreement by the Shareholders, and without further action of any Shareholder, each Shareholder shall be deemed to have acknowledged and agreed that the Shareholders’ Representative shall have full power and authority to take all actions under this Agreement and the Escrow Agreement that are to be taken by the Shareholders’ Representative, including retaining counsel, accountants and other agents, representatives and experts, incurring fees and expenses, asserting or pursuing any claim against Buyer, defending any claims by Buyer or any Third Party Claim, consenting to, compromising or settling any such claims, conducting negotiations with Buyer and its representatives regarding such claims, it being understood that the Shareholders’ Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions. All decisions and actions by the Shareholders’ Representative (to the extent authorized by this Agreement) shall be binding upon all the Shareholders, and no Shareholder shall have the right to object, dissent, protest or otherwise contest the same; provided, however, that the Shareholders’ Representative shall not take any such action where (i) any single Shareholder would be held solely liable for any actual losses, out-of-pocket costs or expenses, liabilities or other damages (without such Shareholder’s prior written consent) or (ii) such action materially and adversely affects the substantive rights or obligations of one Shareholder, or group of Shareholders, without a similar proportionate effect upon the substantive rights or obligations of all the Shareholders, unless each such disproportionately affected Shareholder consents in writing thereto.
(b)    By virtue of the adoption of this Agreement by the Shareholders, and without further action of any Shareholder, each Shareholder agrees that Buyer shall be entitled to rely on any action taken or omission to act by the Shareholders’ Representative, on behalf of such Shareholder, pursuant to Section 11.2(a), and that such action or omission shall be binding on each Shareholder as fully as if such Shareholder had taken such action or omission.
(c)    All of the indemnities, immunities and powers granted to the Shareholders’ Representative under this Agreement shall survive the Closing Date.
(d)    A majority of Mr. Reed and the Beneficiaries shall have the right at any time to remove the then-acting Shareholders’ Representative and to appoint a successor Shareholders’ Representative; provided, however, that neither such removal of the then acting Shareholders’ Representative nor such appointment of a successor Shareholders’ Representative shall be effective until the delivery to the Escrow Agent and Buyer of executed counterparts of a writing signed by each such Shareholder or Beneficiary with respect to such removal and appointment, together with an acknowledgement signed by the successor Shareholders’ Representative appointed in such writing that he, she or it accepts the responsibility of successor Shareholders’ Representative and agrees to perform and be bound by all of the provisions of this Agreement and the Escrow Agreement. Each successor Shareholders’ Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Shareholders’ Representative, and the term “Shareholders’ Representative” shall be deemed to include any interim or successor Shareholders’ Representative.
Section 11.3    Notices. All notices, requests, consents, demands and other communications required or permitted to be given under this Agreement will be in writing and will be deemed to have been duly given if delivered personally, sent by recognized overnight delivery service, sent by registered or certified mail, return receipt requested, postage prepaid, or sent by facsimile, as follows:
if to Buyer:
TRU Energy Services, LLC
5340 Legacy Drive, Building 1, Suite 300

Plano, Texas 75024
Attention: Robert L. Benson, President
Facsimile No.:    (972) 387-1031

with a copy to:

The North American Coal Corporation
5340 Legacy Drive, Building 1, Suite 300
Plano, Texas 75024
Attention: John Neumann, Vice President, General Counsel & Secretary
Facsimile No.: (972) 387-1031

if to the Shareholders’ Representative, on behalf of the Shareholders:
Robbin Reed Allen
31 Dawn Lane
Jasper, Alabama 35503
Facsimile No.: (205) 384-3296

with a copy to:
Bradley Arant Boult Cummings LLP
One Federal Place
1819 Fifth Avenue North
Birmingham, Alabama 35203
Attention: Tracy Thompson, Esq.
Facsimile No.: (205) 488-6374

or, in each case, at such other address or facsimile number as may be specified in writing to the other party hereto.
All such notices, requests, consents, demands and other communications shall be deemed to have been received (i) if by personal delivery, on the day when delivered, (ii) if by overnight delivery, on the next delivery day, (iii) if by certified or registered mail, on the fifth day after the mailing thereof, and (iv) if by facsimile, the same day such facsimile was sent (with confirmation of delivery).
Section 11.4    Fees and Expenses. Except to the extent expressly provided otherwise in this Agreement, each party will bear its own costs and expenses (including attorneys’, consultants’, and advisors’ fees and expenses) incurred in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby. Notwithstanding the foregoing, the Shareholders, on the one hand, and Buyer, on the other hand, shall share equally the costs of all filing fees associated with obtaining any required regulatory approvals.
Section 11.5    Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of its rights, interests or obligations may be assigned by any party hereto, including by operation of law, without the prior written consent of the other party, except that Buyer may assign all or any part of its rights, obligations and duties under this Agreement or under any Ancillary Agreement to any one or more of its Affiliates, provided that no such assignment shall in any way release Buyer from any of its Liabilities under this Agreement.
Section 11.6    Third Party Beneficiaries. This Agreement is not intended, and shall not be construed, to give any Person other than Buyer and the Shareholders, and their respective successors and permitted assigns, any interest or rights (including third party beneficiary rights) with respect to or in connection with any agreement or provision herein or any matter contemplated hereby, other than the Buyer Indemnified Parties and the Seller Indemnified Parties to the extent provided in Article IX, the Seller Released Parties and Buyer Released Parties to the extent provided in Section 6.9, and the Company Indemnified Parties to the extent provided in Section 6.12.
Section 11.7    Consent to Jurisdiction. Each party irrevocably submits to the jurisdiction of (a) the state courts located in the State of Alabama and (b) the United States District Courts located in the State of Alabama, for the purposes of any Action arising out of this Agreement or any transaction contemplated hereby. Each party agrees to commence any such Action either in a United States District Court located in the State of Alabama, or if such Action may not be brought in such court for jurisdictional reasons, in a state court located in the State of Alabama. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in Section 11.3 shall be effective service of process for any Action in the State of Alabama with respect to any matters to which it has submitted to jurisdiction in this Section 11.7. Each party irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of this Agreement or the transactions contemplated hereby in (i) a state court located in the State of Alabama, or (ii) a United States District Court located in the State of Alabama, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum.
Section 11.8    Governing Law. This Agreement will be governed by and construed and interpreted in accordance with the laws of the State of Alabama, without regard to its principles of conflicts of laws.
Section 11.9    Waiver of Jury Trial.
(a)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
(b)    EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS

AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVER VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH IN THIS SECTION 11.9.
Section 11.10    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability (i) of the offending term or provision in any other situation or in any other jurisdiction or (ii) of any other term or provision of this Agreement.
Section 11.11    Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the covenants or agreements of this Agreement or the Ancillary Agreements were not performed in accordance with their specific terms or were otherwise breached. Accordingly, in addition to any other remedy that they are entitled to pursue under this Agreement or the Ancillary Agreements, the parties will be entitled to seek injunctions to prevent any breach of this Agreement or the Ancillary Agreements and to seek specific enforcement at law or in equity of the terms and conditions of this Agreement and the Ancillary Agreements.
Section 11.12    Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) and the Ancillary Agreements constitute the entire agreement among the parties hereto with respect to the subject matter hereof, and supersede all prior understandings, agreements, statements, representations, documents, instruments, communications and correspondence, whether written or oral, express or implied, by or among the parties hereto and their respective Affiliates, representatives and agents with respect to the subject matter hereof and thereof.
Section 11.13    Construction. The parties and their respective counsel have participated jointly in the negotiation and drafting of this Agreement and the Ancillary Agreements. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement or the Ancillary Agreements.
Section 11.14    Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof. There may be included in the Schedules and elsewhere in this Agreement items and information that are not “material,” and such inclusion shall not be deemed to be an acknowledgment or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material,” or to affect the interpretation of such term for purposes of this Agreement. Matters reflected in the Schedules are not necessarily limited to matters required by this Agreement to be disclosed in the Schedules. No disclosure in the Schedules relating to a possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that such breach or violation exists or has occurred. Any capitalized term used in the Schedules and not otherwise defined therein shall have the meaning given to such term in this Agreement. Any headings set forth in the Schedules are for convenience of reference only and shall not affect the meaning or interpretation of any of the disclosures set forth in the Schedules.
Section 11.15    Headings. The headings contained in this Agreement are included for convenience only, and will not affect in any way the meaning or interpretation of this Agreement.
Section 11.16    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. The electronic transmission of any signed original counterpart of this Agreement shall be deemed to be the delivery of an original counterpart of this Agreement.
Section 11.17    No Presumption Against Drafting Party. Each of Buyer and the Shareholders acknowledges that each party to this Agreement has been represented by counsel in connection with the negotiation and drafting of this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.
Section 11.18    Announcements. No party shall issue any press release or make any public announcement relating to the subject matter of this Agreement or the transactions contemplated by this Agreement without the prior approval of the other parties, which approval shall not be unreasonably withheld, unless and only to the extent that such disclosure is required to be made in order to satisfy such party’s obligations under applicable securities Laws of the United States of America.
[Signature page follows this page.]

IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed as of the date first above written.

BUYER: TRU ENERGY SERVICES, LLC	SELLERS: ROBERT J. REED, as shareholder of Reed Minerals, C&H Mining and Reed Hauling, and sole member of Reed Management
By: /s/ Robert L. Benson	/s/ Robert J. Reed
Name: Robert L. Benson
Title: President
THE B&R FAMILY TRUST, as shareholder of Reed Minerals and C&H Mining
By: /s/ Robbin Reed Allen
Name: Robbin Reed Allen, as trustee

BENEFICIARIES:

ROBBIN REED ALLEN
/s/ Robbin Reed Allen

JAMES R. REED
/s/ James R. Reed